                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNITED STATES SURGICAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      UNITED STATES SURGICAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                      N/A
- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[INSERT SYMBOL]  USSC

                       UNITED STATES SURGICAL CORPORATION
                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                         NOTICE OF 1994 ANNUAL MEETING
                                PROXY STATEMENT
                                      AND
                         ANNUAL REPORT TO STOCKHOLDERS

DATE OF MEETING:
MAY 18, 1994

[LOGO]

TO OUR STOCKHOLDERS

     This year, we have combined our annual report with the proxy statement and will not be providing a separate annual report as we have in past years. This format will significantly reduce the costs of printing and mailing the proxy material. The annual report, which includes the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, begins following the proxy statement portion of this document.

     Nineteen ninety-three was by far the most difficult year in our corporate history. With the entire health care industry in the throes of change, many of the strategies that contributed to our past successes became ineffective. As a result, we have had to rethink our entire way of doing business. We have taken a number of decisive steps to get the Company back on course; and we are beginning to see some positive outcomes.

     As 1992 came to a close, our core business of surgical stapling instruments was in its twenty-fifth consecutive year of growth; we were beginning to make inroads into the suture market; and our new line of products for laparoscopy was skyrocketing.

     This rapid growth ground to an abrupt halt when President Clinton announced his intention to implement a sweeping program of health care reform. Hospitals embarked on an all-out campaign to cut costs and reduce inventories. Concerned about the future of reimbursement, they shunned the purchase of new technology. Surgeons, who had been lining up to learn new laparoscopic techniques, grew anxious about whether these procedures would be paid for under the Government's new program. Many of them put training on hold. A principal beneficiary of this new cost containment emphasis was our major competitor, who had always sold against us on a price basis rather than through product efficacy.

     Our most important contact in the hospital had always been the surgeon. The Company's salespeople were expert at demonstrating the patient benefits and superior technology of our devices to clinicians.

     During 1993, a sea change took place in hospital management. Operating room purchasing was controlled by a partnership consisting of the end user, in our case the surgeon, and financial or materials management, areas of the hospital where our salespeople had not previously developed strong ties or relationships.

     In the clamor to cut costs, materials managers in many hospitals requested their surgeons to evaluate the competition's lower priced products. In many cases these evaluations lasted for 60 to 90 days or more, during which time we received no business. Surgeon support for our products continued strong, and we won many of the evaluations; but even in the accounts where we won, we lost the business for several months.

     Another short-term negative during 1993 was the expansion of Just-In-Time
(JIT) distribution. JIT is a method whereby a distributor purchases products from a manufacturer, warehouses the inventory and then sells it to the hospital on an as-needed basis. Because JIT significantly cuts hospital inventories and the cost associated with carrying large inventories, the use of JIT became very attractive to many of our domestic customers. When a hospital goes on JIT, it either sells its inventory to the distributor or works its inventory down to a desired level. During the inventory reduction period, we receive no orders from the distributor or the hospital even though our products are being used. Although the negative impact of JIT distribution is temporary, during 1993 the large number of hospitals not ordering during their inventory adjustment time had a negative effect on sales.

     The Company's rapid growth between 1990 and 1992 and anticipated future growth required significant expansion to properly service customers. As sales became stagnant in 1993, USSC was left with excess capacity. The Company has taken significant steps to bring capacity in line with sales. Restructuring charges of approximately $138 million included layoffs and mothballing or closing of certain facilities. All manufacturing facilities were closed for 13 days in November and December and, on January 1, 1994, production employees went on a four-day work week. A company-wide wage freeze was put into effect for 1994. All corporate officers took a 10% salary cut and my salary was reduced 20%. The Board of Directors reduced the quarterly dividend from $.075 to $.02 per share, and decreased their fees by 10%.

     A total of 1,600 jobs were eliminated during late 1993 and early 1994, representing 20% of our worldwide work force. Nine corporate officers will effectively retire from the Company by March 31, 1994.

     The Company is in the process of selling, leasing or closing redundant manufacturing, warehousing and administrative facilities, and has reduced its annual operating costs and manufacturing overhead by approximately $150 million.

     The cost cutting program was across the board, but priority was given to maintaining departments and personnel that contribute to sales growth and new product development. The major portion of the expense cuts came from administrative and manufacturing areas not associated with sales or R&D.

     R&D expenditures will be reduced slightly during 1994, but the direction of new product development will change significantly. We continue to develop unique products for use in new surgical procedures and specialty areas; however, a significant portion of R&D is being devoted to producing our same high-quality instruments at a reduced cost.

     During the past year, USSC's laparoscopic business suffered in part because of what we believe to be a widespread misconception that reusable instruments are more cost effective than disposables. A study published recently by the international accounting firm, Deloitte & Touche, reported that disposable instruments are at least as cost-effective as reusable instruments. Reusable instruments are extremely labor intensive to clean, sterilize, package and repair. We believe as hospital labor costs continue to rise, reusables will become a less attractive economic alternative.

     During the past year, the Food and Drug Administration has been extremely slow in approving new technology. An approval process that formerly took 90 days has now stretched to more than 300. This was bad news for USSC, because we have always depended on a new crop of products to drive annual sales growth. But as the clock runs, the pipeline is filling; and we expect that during 1994, a number of new product releases will help sales.

     What else do we see for 1994? There are many positive factors in play.

     In early 1994, the Company improved its financial position significantly through a $200 million convertible preferred stock offering subscribed to by a number of institutional investors.

     To combat competition, the marketing department has developed several unique, total cost containment programs. While continuing to provide technical support to surgeons and nurses, the Company's salespeople are working more closely with those groups ultimately responsible for purchasing decisions. We are offering not just price cutting, but a total cost containment program customized for the individual hospital.

     In the same way that our customer has changed, so has our product. We are no longer selling instruments and sutures per se; we are selling cost containment. We will apply the same innovation and energy that has served us well in the past to make sure we sell this product better than anyone else in the field.

     Selling cost containment changes the complexion of the entire marketing organization. USSC representatives are becoming cost managers as well as technical experts. They will understand the customer's financial needs in addition to their product needs. They will be able to demonstrate to the materials manager how USSC's products can help total cost containment. They will offer their expertise on reimbursement matters, and they will help the hospital market itself to managed care organizations.

     As the year unfolds, we believe we have turned the corner. The number of hospitals evaluating competitive products has been reduced significantly, and we will aggressively campaign to initiate evaluations of USSC's products in competitive accounts.

     Inventories at JIT distributors are down significantly. The inventories contained in the hospital are at minimal levels for the first time in many years; and, as a result, our hospital customers are no longer reducing inventory by any meaningful amount. During the fourth quarter of 1993 and the first quarter of 1994, distributor sales to hospitals were significantly higher than distributor purchases from USSC. This represents a potential for incremental sales well above present levels once distributor inventories are brought into balance. We expect distributor inventories to reach an optimum level during June of 1994.

     In an effort to streamline their operations, hospitals are taking steps to reduce the number of their suppliers. The ability to offer sutures in addition to our stapling instrumentation allows the Company to compete much more effectively in this environment. Because USSC's sales representatives handle the Company's full line of staplers, laparoscopic products and sutures, they can service the hospital's wound closure needs much more efficiently than competitive companies that maintain dual sales organizations.

     Orders for USSC's sutures for 1993 increased 130% over 1992 levels. We are heartened by the acceptance of the Company's suture line.

     New procedures are being developed by innovative surgeons who believe, as we do, that laparoscopy is indisputably the wave of the future for many operative procedures. One exciting new application, used to treat patients with severe, recurrent heartburn, is gaining increasing acceptance among general surgeons.

     We are collaborating with a major colon-rectal center in a study of the potential for laparoscopic bowel procedures, which represent close to 2 million operations per year worldwide. We continue to collaborate with universities across the country in the training of surgeons in procedures that have proven to be cost effective.

     Although it is too early to predict what health care reform program will prevail, we are convinced some form of managed care is here to stay. USSC is ideally positioned to benefit from managed care. No one can dispute that the Company's laparoscopic products send patients home from the hospital days earlier than other techniques, which translates into direct savings for hospital reimbursement. Laparoscopic technology reduces postoperative healing time by as much as four to six weeks, reducing significantly disability payments under a managed care system.

     In just three common procedures -- gallbladder removal, hernia repair and hysterectomy -- the use of laparoscopy can eliminate more than 5 million hospital days per year in the United States. Going further, 7.4 million weeks of disability payments can be eliminated, and 296 million hours can be added to worker productivity.

     As the uncertainty surrounding health care reform subsides, innovative companies that provide better health care and real cost containment will thrive. As the Government, insurers, hospitals and employers continue to analyze the considerable economic benefits of minimally invasive surgery and begin to understand how much money laparoscopy can save the U.S. health care system, the use of this technique should accelerate. And I believe that, when the fog clears, USSC will be a principal beneficiary of this growth. I look forward to 1994 as a time of strengthening and renewal for United States Surgical Corporation .

Sincerely,

Leon C. Hirsch, Chairman
March 30, 1994

[LOGO]
                       UNITED STATES SURGICAL CORPORATION
                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 1994
                               ------------------

To the Stockholders of
  United States Surgical Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION (the "Company") will be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 18, 1994, at 3:00 P.M. (local time), for the following purposes:

          1. To elect a board of ten directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified; and

          2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 24, 1994, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

     Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

     ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. ADMITTANCE TICKETS WILL BE REQUIRED.

     If you are a stockholder and plan to attend, you must request an admittance ticket by writing to the Office of the Secretary at the address shown above. If your shares are not registered in your own name, evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter. An admittance ticket will be sent to you.

                                               By Order of the Board of
                                               Directors

                                                        PAMELA KOMENDA
                                                      Corporate Secretary
March 30, 1994

     PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE
ENCLOSED ENVELOPE.

                       UNITED STATES SURGICAL CORPORATION
                               150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856

                               ------------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 18, 1994

                                                                  March 30, 1994

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United States Surgical Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 18, 1994, at 3:00 P.M. (local time), and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

     When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the nominees set forth in this Proxy Statement as directors of the Company. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

STOCKHOLDER VOTE REQUIRED

     To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Withheld votes will not affect the outcome of the election of directors. The New York Stock Exchange, Inc. has informed the Company that the election of directors is considered a routine item on which brokerage firms may vote in their discretion on behalf of clients whose shares are held by the brokerage firm, if such clients have not furnished voting instructions within ten days of the stockholders' meeting.

     The Company's auditors are Deloitte & Touche, 1633 Broadway, New York, New York, 10019. A representative of Deloitte & Touche will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 WILL BE PROVIDED, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO MARIANNE SCIPIONE, VICE PRESIDENT, CORPORATE COMMUNICATIONS, UNITED STATES SURGICAL CORPORATION, 150 GLOVER AVENUE, NORWALK, CT 06856.

          OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     Holders of record of outstanding shares of the Company's Common Stock, $.10 par value ("Common Stock"), at the close of business on March 24, 1994, will be entitled to vote at the meeting. As of such record date, voting rights are vested exclusively in the holders of Common Stock, with each share thereof being entitled to one vote. Shares held as treasury shares by the Company are not entitled to be voted. At the close of business on February 28, 1994, 56,351,560 shares of Common Stock were outstanding. Such number does not include 8,140,399 shares held as treasury shares.

     The following table sets forth the only person known to the Company to be the beneficial owner as of February 28, 1994, of more than five percent of the Company's Common Stock.

                                                       NUMBER OF SHARES      PERCENT OF
               NAME AND ADDRESS OF STOCKHOLDER       BENEFICIALLY OWNED(1)    CLASS(2)
          -----------------------------------------  ---------------------   ----------
          Leon C. Hirsch...........................        4,030,763             6.9%
          150 Glover Avenue
          Norwalk, Connecticut 06856

- ------------

(1) Mr. Hirsch has sole voting and investment powers with respect to the shares listed as beneficially owned by him. Includes 1,432,000 shares purchased pursuant to installment option purchase agreements, options to purchase 2,302,834 shares which are exercisable on or become exercisable within 60 days following February 28, 1994, and 6,100 shares held by a private foundation of which Mr. Hirsch is the trustee. Excludes shares beneficially owned, and options to purchase shares held by, his wife, an officer and director of the Company, as to which shares Mr. Hirsch disclaims beneficial ownership.

(2) Percent of class is based on 56,351,560 shares of Common Stock outstanding on February 28, 1994 plus 2,302,834 shares subject to options held by Mr. Hirsch which are exercisable on or become exercisable within 60 days following such date.

                            SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of February 28, 1994 by all directors, nominees, executive officers identified in the Summary Compensation Table below, and all executive officers and directors as a group. Except as noted, each person listed has sole voting and investment powers as to shares beneficially owned by such person.

                                                         NUMBER OF SHARES    PERCENT OF
                              NAME                      BENEFICIALLY OWNED    CLASS(1)
          --------------------------------------------  ------------------   ----------
          John A. Bogardus, Jr........................          20,000(2)           *
          Thomas R. Bremer............................         108,367(2)           *
          David T. Green..............................         430,803(2)           *
          Leon C. Hirsch..............................       4,030,763(3)         6.9%
          Turi Josefsen...............................         765,742(2)         1.3%
          Douglas L. King.............................          11,000(2)           *
          Robert A. Knarr.............................         142,108(2)           *
          Zanvyl Krieger..............................       2,296,415(4)         4.1%
          Bruce S. Lustman............................         718,010(2)         1.3%
          William F. May..............................          14,250(2)           *
          Marianne Scipione...........................          87,945(2)           *
          Douglas T. Tansill..........................          24,000(2)           *
          All executive officers and directors as a
            group
            (33 persons)..............................       9,843,008(5)        16.0%

- ------------

 (1) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on February 28, 1994, plus shares subject to options held by the individual or the group, as applicable, which are exercisable on or become exercisable within 60 days following such date. Ownership of less than one percent is indicated by an asterisk.

 (2) Includes the following shares which may be acquired on or within 60 days following February 28, 1994, through the exercise of stock options under Company sponsored plans: Mr. Bogardus, 16,000; Mr. Bremer, 94,000; Mr. Green, 380,000; Ms. Josefsen, 640,000; Mr. King, 9,000; Mr. Knarr, 128,308;
     Mr. Lustman, 640,000; Mr. May, 6,000; Ms. Scipione, 70,000; and Mr. Tansill, 10,000. No voting or investment power exists with respect to such shares prior to acquisition.

 (3) See Note 2 under "Outstanding Shares, Voting Rights and Principal Stockholders".

 (4) Consists of 493,096 shares held by Mr. Krieger as trustee for his children, 1,771,111 shares in a revocable trust of which Mr. Krieger is trustee and beneficiary, and 32,208 shares held in trust by a nephew of Mr. Krieger for the benefit of Mr. Krieger's daughters.

 (5) Includes options to purchase 5,296,997 shares exercisable on or within 60 days following February 28, 1994, and 1,432,000 shares purchased pursuant to installment option purchase agreements.

                                ELECTION OF DIRECTORS

     NOMINEES

     The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the ten nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of ten directors.

     The following table sets forth certain information as to the nominees for directors of the Company.

                                                                                    SERVING AS
                                              BUSINESS EXPERIENCE DURING LAST        DIRECTOR
                NAME                  AGE    FIVE YEARS AND OTHER DIRECTORSHIPS       SINCE
- ------------------------------------  ---   ------------------------------------    ----------
John A. Bogardus,                     66    Director, Alexander & Alexander            1981
  Jr.(A)(B)(C)(D)(E)................        Services Inc., insurance brokerage
                                            and financial services firm, New
                                            York, N.Y., since 1988; prior
                                            thereto, its Chairman of the Board
                                            and Director since 1987; prior
                                            thereto, its Chairman of the Board,
                                            Chief Executive Officer and
                                            Director.

Thomas R. Bremer(E).................  41    Senior Vice President and General          1993
                                            Counsel since January 1, 1994; Vice
                                            President and General Counsel since
                                            1989; prior thereto, General Counsel
                                            since 1988.

Leon C. Hirsch(B)(D)(E).............  66    Chairman of the Board, President and       1964
                                            Chief Executive Officer since 1987;
                                            prior thereto, President and Chief
                                            Executive Officer.

Turi Josefsen(B)....................  57    Executive Vice President and, since        1977
                                            January 1, 1992, President and Chief
                                            Executive Officer of Auto Suture
                                            Companies.

Douglas L. King(A)(C)(D)(E).........  52    President and Director, Smyth,             1984
                                            Sanford & Gerard Reinsurance
                                            Intermediaries, Inc., insurance and
                                            reinsurance brokers. Director,
                                            Healthplex, Inc., a dental
                                            administration service company, New
                                            York, N.Y.

Zanvyl Krieger......................  87    Chairman Emeritus since 1987; prior        1964
                                            thereto, Chairman of the Board.
                                            Counsel, law firm of Weinberg and
                                            Green, Baltimore, Md.

                                                                                    SERVING AS
                                              BUSINESS EXPERIENCE DURING LAST        DIRECTOR
                NAME                  AGE    FIVE YEARS AND OTHER DIRECTORSHIPS       SINCE
- ------------------------------------  ---   ------------------------------------    ----------
Bruce S. Lustman(B).................  46    Executive Vice President and Chief         1981
                                            Operating Officer since 1992; prior
                                            thereto, Executive Vice President
                                            and Chief Financial Officer.
                                            Retiring as a corporate officer on
                                            March 31, 1994.

William F. May(A)(B)(C)(D)..........  78    Chairman of the Board and Chief            1984
                                            Executive Officer, Statue of Liberty
                                            -- Ellis Island Foundation, Inc.,
                                            New York, N.Y. Director, Salomon
                                            Inc., New York, N.Y. Director,
                                            Catalyst Thermal Corp., New York,
                                            N.Y.

Marianne Scipione...................  47    Vice President, Corporate                  1992
                                            Communications since 1981; also,
                                            Secretary from May 1988 to May 1989.

Douglas T. Tansill(A)...............  55    Managing Director, Kidder, Peabody &       1975
                                            Co. Incorporated, investment
                                            bankers, New York, N.Y.

- ------------
(A) Member of Audit Committee. Mr. May is Chairman.

(B) Member of Executive Committee. Mr. Hirsch is Chairman.

(C) Member of Compensation/Option Committee. Mr. King is Chairman.

(D) Member of Nominating Committee. Mr. Bogardus is Chairman.

(E) Member of Transaction Committee. Mr. Hirsch is Chairman.

     The terms of all current directors and committees expire at the Annual Meeting.

     Messrs. Bremer, Hirsch, Lustman (through March 31, 1994, when he will retire) and Ms. Josefsen are also either officers or directors or both of one or more of the Company's subsidiaries.

     Leon C. Hirsch and Turi Josefsen are husband and wife. No other family relationship exists between any of the directors or between any director and any officer of the Company. With respect to certain relationships between the Company and certain of the business entities listed in the above table, see "Executive Compensation and Transactions -- Certain Transactions," below.

OTHER

     During April, 1992, a complaint in a shareholder's derivative action was filed in the Delaware Chancery Court, naming the Company and each member of the Board of Directors as defendants. The complaint, as amended, alleges the payment of excessive compensation in certain years to five individuals who are or previously were executive officers of the Company, namely, Leon C. Hirsch, Turi Josefsen, Bruce S. Lustman, David Fisher and Herbert W. Korthoff, primarily as the result of their acquisitions of Company stock by the exercise of options granted under Company sponsored stock option plans, and alleges payment of excessive compensation to the non-employee directors and misappropriation of inside information as to stock trades by the individual officers named above, with the exception of Mr. Fisher. The plaintiff seeks an award to the Company of such damages, if any, that the Company has sustained as the result of the alleged excessive compensation, the establishment of alternative compensation arrangements and the award to the plaintiff of the costs and disbursements of the action, including attorneys', accountants', and experts' fees. During April, 1993, a second purported derivative claim was filed against the Company making allegations comparable to those in the first suit. In January 1994 the Company and the individual defendants entered a settlement with the plaintiff, subject to court approval, of the claims asserted in the first suit, in order to avoid the expense and distraction of extended litigation. Under the settlement, the defendants deny the allegations but the Company and Mr. Hirsch, as Chief Executive Officer, and Ms. Josefsen and Mr. Lustman, as Executive Vice Presidents, have agreed to adjustments to the vesting and exercise terms of those individuals' stock option grants within three years of the court's approval of the settlement. A hearing was held on approval of the settlement on March 9, 1994. Pursuant to an order of the Court, shareholders of record on December 31, 1993, were given notice of the proposed settlement and the opportunity to make objections before the Court. The settlement is before the Court for approval. The Company will pay to Plaintiff's counsel the sum of up to $550,000 as attorney's fees. The individual defendants are not required by the settlement terms to contribute to this payment or to otherwise pay any money to the Company. Settlement of the first suit would have the effect of resolving the claims in the second case.

MEETINGS AND COMMITTEES

     In 1993, the Board of Directors held five meetings and committees of the Board held the following number of meetings: Audit Committee, seven; Compensation/Option Committee, six; Nominating Committee, one; and the Executive Committee, one. The Transaction Committee did not meet in 1993. Each director in 1993 attended 100% of the total number of meetings held by the Board of Directors and all committees of the Board of Directors on which he or she served, except for Mr. Krieger, who due to illness attended three of the five board meetings held.

     The Audit Committee's function is to assist the Board in fulfilling its duties in connection with the internal control, accounting and reporting practices of the Company and to maintain communication between the Board and the Company's auditors, including review of the Company's financial statements, press releases and independent auditors' reports. Its authority includes power to resolve certain disputes, if any, concerning accounting policies, practices and internal controls and to retain attorneys, investigators and others as it deems appropriate to assist it in carrying out its functions. The Compensation/Option Committee's function is to approve officers' and key employees' bonus objectives, compensation and bonuses, and to administer Company sponsored stock and other benefit plans. The function of the Nominating Committee is to nominate directors and committee members, subject to Board approval. The Nominating Committee must act unanimously and will not consider nominees recommended by stockholders. The Executive Committee's function is to act on important matters occurring during time periods between scheduled meetings of the Board of Directors. The Transaction Committee reviews certain extraordinary transactions.

                    EXECUTIVE COMPENSATION AND TRANSACTIONS

EXECUTIVE OFFICERS' COMPENSATION

     The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during 1991, 1992 and 1993 to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                    AWARDS                 PAYOUTS
                                        -----------------------------------------------------------------
                                                                       RESTRICTED    SECURITIES
                                                                         STOCK       UNDERLYING      LTIP             ALL OTHER
                                         SALARY       BONUS              AWARDS       OPTIONS      PAYOUTS           COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR       ($)         ($)               ($)(1)        ($)(2)        ($)                 (3)
- -----------------------------   ----    ---------    --------          ----------    ----------    --------          ------------
Leon C. Hirsch...............   1993    $1,026,016   $352,680               0            0         $209,218           $1,169,839
Chairman and CEO                1992    $ 987,260    $707,297               0            0         $542,900           $1,231,647
                                1991    $ 758,916    $592,445               0        2,750,000     $427,760           $1,357,670
Turi Josefsen................   1993    $ 635,080    $215,852               0            0         $ 90,185           $    2,129
Executive Vice President        1992    $ 611,360    $352,835               0            0         $241,400           $   66,213
                                1991    $ 448,360    $301,000               0          800,000     $176,342               0
Bruce S. Lustman.............   1993    $ 635,080    $215,852               0            0         $ 90,185           $    1,556
Executive Vice President        1992    $ 611,360    $415,100               0            0         $241,400               0
                                1991    $ 448,360    $301,000               0          800,000     $176,342               0
David T. Green...............   1993    $ 532,640    $179,998               0            0         $ 79,133           $    2,343
Senior Vice President           1992    $ 512,860    $346,150               0            0         $208,400               0
                                1991    $ 448,360    $301,000               0          500,000     $176,342               0
Robert A. Knarr..............   1993    $ 317,360    $ 44,850               0            0         $ 27,604           $      971
Senior Vice President,
  Marketing                     1992    $ 298,900    $ 76,475               0            0         $ 68,750               0
                                1991    $ 261,400    $175,000               0          150,000        0                   0

- ------------

(1) At December 31, 1993 there were no shares of restricted stock held by any of the named executive officers.

(2) Although Company sponsored stock plans permit the granting of SARs, no SARs have been granted.

(3) Represents for Mr. Hirsch and for Ms. Josefsen (1992) accrued bonuses payable pursuant to the terms of installment option purchase agreements and for all of the named executives the value of the benefit of premiums on life insurance paid by the Company in 1993 (for Mr. Hirsch, $2,171). Mr. Hirsch's agreement is described on page 12, "Certain Transactions". Ms. Josefsen's agreement was satisfied in 1992 and was substantially similar to the agreement with Mr. Hirsch.

     Perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers.

OPTIONS

     No options were awarded in 1993 to any executive officers of the Company. See Report of Compensation/Option Committee, beginning on page 8 below.

     The table below sets forth certain information about each exercise of stock options during 1993 by each of the named executive officers and the value of unexercised in-the-money options held by such officers at December 31, 1993.

  AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END OPTION/SAR VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                       SHARES                   OPTIONS AT YEAR-END(1)           AT YEAR-END(1)(2)
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                                      EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               NAME                      (#)         ($)          (#)            (#)            ($)            ($)
- -----------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Leon C. Hirsch.....................       0            0        1,718,834     1,459,000         976,088         0
Turi Josefsen......................       0            0          360,000       640,000               0         0
Bruce S. Lustman...................       0            0          360,000       640,000               0         0
David T. Green.....................       0            0          120,000       580,000               0         0
Robert A. Knarr....................       0            0           84,308       164,000         655,138         0

- ------------

(1) Although the Company's option plans permit the granting of SARs, no SARs have been granted.

(2) Value is calculated by determining the difference between the fair market value of the securities underlying the options at year-end and the exercise price of the options.

LONG TERM INCENTIVE AWARDS

     Under the Company's Long Term Incentive Plan, described more fully in the Compensation/Option Committee's Report beginning on page 8 below, senior executives have the opportunity to earn a cash payment at the end of a performance cycle (currently three years) based on achievement of sales and earnings per share growth. The table below sets forth certain information regarding each award made to the named executive officers during 1993 under the Company's Long Term Incentive Plan.

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                             PERFORMANCE     ESTIMATED FUTURE PAYOUTS
                                                              OR OTHER      UNDER NON-STOCK PRICE-BASED
                                               NUMBER OF       PERIOD                 OPTIONS
                                             SHARES, UNITS      UNTIL      -----------------------------
                                               OR OTHER      MATURATION    THRESHOLD   TARGET    MAXIMUM
                   NAME                       RIGHTS (#)      OR PAYOUT       ($)        ($)       ($)
- -------------------------------------------  -------------   -----------   ---------   -------   -------
Leon C. Hirsch.............................    155 Units      3 Years       155,179    310,358   620,716
Turi Josefsen..............................     73 Units      3 Years        73,107    146,214   292,428
Bruce S. Lustman...........................     73 Units      3 Years        73,107    146,214   292,428
David T. Green.............................     61 Units      3 Years        60,964    121,927   243,854
Robert A. Knarr............................     21 Units      3 Years        21,266     42,533    85,066

     Mr. Lustman and Mr. Green are retiring from the Company on March 31, 1994. They will continue to receive their base salaries for a period of one year from their date of retirement. In addition, the exercise period for stock options which they hold, which would otherwise expire three months following retirement, has been extended for a period of five years.

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S & P 500 Index and the S & P Medical Products & Supplies Index. Cumulative total shareholder return assumes reinvestment of dividends.

     The comparison is based upon the assumption that $100 was invested on December 31, 1988 in United States Surgical Corporation's Common Stock, the S & P 500 Index and the S & P Medical Products & Supplies Index.

     The following depiction of shareholder return shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PERFORMANCE GRAPH

[Graph]

DOLLARS
- -------

                      1988    1989    1990     1991    1992    1993
- -------------------------------------------------------------------
USSC                   100     172     435     1415     880     290
- -------------------------------------------------------------------
S&P 500                100     132     128      166     179     197
- -------------------------------------------------------------------
S&P Medical Products   100     137     161      263     226     171
- -------------------------------------------------------------------
                     USSC         S&P 500       S&P Medical Products


     The following report shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF COMPENSATION/OPTION COMMITTEE

     The compensation of the Company's executive officers is reviewed and approved on an annual basis by the Compensation/Option Committee (the "Committee") of the Board of Directors, which consists exclusively of independent, non-employee Directors.

GENERAL POLICY

     The Company's compensation policy, which is endorsed by the Committee, is to attract and retain the best management talent available, and to pay that talent based on the Company's development and financial growth. To this end, a substantial portion of an executive officer's compensation is "at risk" of performance and is realized only for achievement of goals that benefit the Company and the stockholders. The Committee thinks that these performance goals should be objective and specific, and has chosen corporate financial results (growth in sales, earnings, cash flow and stock price) as the best indicator of success. This emphasis on overall corporate performance promotes teamwork and ensures accountability for measurable enhancement of the value of the stockholders' investment. In addition, individual management performance objectives have also been a component of incentive compensation. In 1993, the portion of cash compensation of executive officers (including the Chief Executive Officer and the other persons named in the Summary Compensation Table) which was "at risk" (subject to attainment of Company performance and individual goals) ranged from 19% to 35%, and 35% of the cash compensation of the Chief Executive Officer was "at risk".

     In setting compensation, the Committee periodically reviews, with the assistance of independent compensation consultants, available information as to salaries and incentive opportunities for similar positions or levels at comparable companies. The companies generally include a diverse sample of manufacturing companies with sales within and above the range of those of the Company. Medical device manufacturers are included in the sample but the comparison is not limited to such companies, or to companies included in the index for the stock price performance graph on page 8, because the median sales of such companies tend to be low compared with those of the Company. In some cases, private industry association surveys are also considered when they provide useful information for certain positions. The Company targets annual salaries and bonus opportunities at the high end of the range of the companies used for comparison because the Company plans for growth and needs executives who can both facilitate significant corporate development and manage the Company effectively as it grows. The studies also indicated that most executive officers of the Company typically have broader, more complex responsibilities than corresponding positions in the comparative companies. In addition, the Company's policy is to hire executives whose talent and performance place them within the high end of the pool of available executives.

     The total compensation program is designed to balance incentives between short and long term performance, and consists of annual compensation, which includes base salary and the opportunity to earn an annual bonus, and a long term incentive program, which includes stock awards (primarily stock options) and the opportunity to earn cash awards over a longer term performance period.

     Each element of the compensation program, including a specific discussion as to the Chief Executive Officer's compensation, is set out below.

ANNUAL COMPENSATION

     Generally, annual compensation of executive officers under the Executive Compensation Program for 1993 consisted of salary and EPS (defined below) and MPO (defined below) bonus components.

1. SALARY

     In 1993, salary represented 65% to 81% of the cash compensation of executive officers (including the Chief Executive Officer and the other persons named in the Summary Compensation Table) and 65% of the cash compensation of the Chief Executive Officer.

     Under the Company's compensation program, executive officers are placed into "tiers" based upon their level of responsibility, and those in the same tier are paid the same market-based salary, assuming they perform their duties and comply with the Company's overall social and environmental policies. Such compliance is reviewed on an annual basis. Tiering of salaries is beneficial to the Company because it promotes harmony among executives, consistent with the Company's emphasis on overall corporate performance. Therefore, individual performance is not necessarily an important factor in establishing annual salary levels for the Chief Executive Officer or any of the four other named executives. The 1993 salaries of executive officers, including the Chief Executive Officer, were reviewed and approved by the Compensation/Option Committee in November, 1992. The Committee last reviewed compensation surveys in setting 1992 base salaries; 1993 base salaries were raised by approximately 4 per cent from 1992 levels, as a cost of living increase. The Committee notes that, at the request of Mr. Hirsch and the Company's other executives, it has reduced Mr. Hirsch's base salary by 20%, and other officers by 10%, for 1994 from 1993 levels, as part of a cost reduction effort by the Company in a difficult business environment.

2. BONUS

     A significant portion of 1993 executive officer annual compensation was based on financial performance of the Company and achievement of individual management performance objectives. Annual bonuses under the Company's executive compensation program were based on the Earnings Per Share ("EPS") bonus component and the Management Performance Objectives ("MPO") bonus component.

     The same considerations that prompted tiering of salaries are equally applicable to bonuses. Annual bonuses are based solely on performance. The bonus opportunities are set as a percentage of annual base salary and, for 1993, were allocated between the EPS component and an MPO component, as discussed below. The two bonus elements were evaluated independently of each other. Bonus opportunity levels were based on the same comparative studies as salary, and are likewise targeted at the high end of the range of comparable companies. For 1993, bonus opportunities were increased by 4% for the Chief Executive Officer and for the other named executives, commensurate with the salary increase. During 1994, the bonus opportunity will be based predominantly on financial performance, as measured by cash flow and EPS and, for certain executives, also by sales objectives. Consistent with the emphasis on financial performance, MPOs are not a component of 1994 compensation.

     The EPS Bonus Component: The 1993 EPS Bonus component ranged from 20% to 45% of the salary levels of the executives named in the Summary Compensation Table, and 45% for the Chief Executive Officer. A percentage of the bonus may be earned based on a particular year's EPS above a minimum base, up to a maximum determined by the Committee. Following year-end, the EPS is reported to the Committee by the Company's independent auditors. The Committee then determines the amount of the EPS bonus to be paid to the executive officers, if any. The EPS goals were not met for 1993 and no amounts were paid for the EPS Bonus Component to the Chief Executive Officer or to any other officer of the Company.

     The MPO Bonus Component: The 1993 MPO Bonus component ranged from 30% to 35% of the salary levels of the executives named in the Summary Compensation Table, and 35% for the Chief Executive Officer, and is earned based on achievement of individual management performance objectives. These objectives are ordinarily proposed by members of management, evaluated and reformulated, if deemed appropriate, and ultimately, are approved by the Committee. Each individual objective is related to the particular area for which an executive officer is responsible and weighted based on its significance to the Company. These objectives are intended to incent executives to take steps that improve the performance of the Company beyond merely satisfying day to day responsibilities. The MPO's were set so that, to the extent possible, they can be evaluated objectively and performance can be documented. Examples of objectives which were included in various officers MPO's include, but are not limited to, budget control, marketing objectives, new product design, manufacturing objectives, and environmental conduct. The Chief Executive Officer's MPO's for 1993 related to budget control (35%) and strategic planning (65%) requirements. Mr. Hirsch achieved 100% of his individual objectives and was awarded the maximum MPO bonus component. Although MPO's are not a performance measure during 1994, they could be used in future years.

LONG TERM INCENTIVE PROGRAM

     The Company's long term incentive program, developed with the advice of outside compensation consultants, consists of stock incentives, which directly link the interests of recipients with those of the stockholders, and cash incentives based on financial performance over a three year performance period. Target levels are based on comparative data, as discussed above.

     1. RESTRICTED STOCK AWARDS.

     The restricted stock program is designed to encourage long-term focus and retention because restricted stock may not be sold, transferred or assigned prior to vesting, which has in the past occurred after a period of between three and seven years. No awards of restricted stock were made in 1993 to any of the executive officers, due primarily to the costs of such grants and to business conditions.

     2. STOCK OPTIONS.

     The Company seeks to have its executives think of themselves as having a personal stake in the Company by awarding stock options which give such officers the opportunity to participate in the growth in the value of the Company's stock. This approach aligns the interest of the executive officers with those of the stockholders because the value of the executive officers' stock options will depend exclusively on how the Company's stock performs. Stock options only have value to the recipient when the price of Company Common Stock exceeds the exercise price of the option, which is at least the fair market value at date of grant. Thus, options provide a powerful incentive for the recipients to work to maximize the Company's sales and profits, and build the value of the business, all of which should be reflected in the price of the Company's Common Stock. In prior years, executives of the Company have obtained substantial profits from the exercise of stock options, in some cases placing them among the more highly compensated executives in the nation. The Committee believes that shareholders benefited proportionately and that the use of options encouraged the Company's substantial growth during the period from 1989 through 1992. No awards of options were made in 1993 to any of the executive officers, including those named in the Summary Compensation Table, since a large number of unexercised options were held by these persons and because the Committee did not consider an award of additional options appropriate given business conditions during the year.

     3. LONG TERM INCENTIVE PLAN.

     Under the Executive Long Term Incentive Plan cash awards may be earned by a limited number of senior executives based on achievement of a weighted combination of sales growth (33%) and EPS (67%) during a three-year performance cycle. The long term cash incentive opportunity encourages executives to take steps which build the business for the future, avoiding a possible disincentive for prudent long term steps out of concern as to the possible impact on short term results. Levels of performance are graded on three tiers -- minimum, target and maximum (corresponding to the threshold, target, and maximum columns under the table describing Long Term Incentive Awards on page 7) -- with no compensation payable if the performance is below the minimum tier and no additional compensation if the performance is above the maximum tier. The amount of the award is based on a percentage of the recipient's average annual base salary during the cycle, ranging from 7.5% to 17.5% for achievement in the minimum tier, 15% to 35% for achievement in the target tier and 30% to 70% for achievement in the maximum tier, the exact percentage depending on the executive's tier. For the Chief Executive Officer, the percentages for these tiers was 17.5%, 35% and 70%.

     The Company did not achieve the minimum tier for the EPS component for the three year performance cycle ending in 1993. As a result the Chief Executive Officer and the four other named executives received no award based on the EPS component of LTIP. Sales for the performance period exceeded the maximum tier and the Chief Executive Officer and the four other named executive officers received the maximum payout based on the sales component.

     Beginning in 1994, a new federal tax law limits deductions for each of the five executives named in the summary compensation table to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Company's stock option plan under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits for grants through 1996. Prior grants under the LTIP which, depending on performance, may result in awards for performance periods through 1995 predated the new law, are not subject to the limit and can be claimed as a deduction. The Company's LTIP and the annual bonus are based on objective performance criteria but have not been presented for stockholder approval as contemplated by this new tax law. However, the Committee is not proposing stockholder approval of these plans at this time since the Company is in a difficult business environment and the entire compensation program is under review. In addition, the loss of any deduction in the near future is expected to have negligible, if any, impact since compensation amounts near term are not expected to exceed the deduction limits significantly. The Committee will reconsider the compensation program and tax deduction limits in the future.

ALL OTHER COMPENSATION.

     Included with respect to the Chief Executive Officer in 1993 as "all other compensation" reported in the Summary Compensation Table was interest accrued and awarded as a bonus pursuant to the terms of an Installment Option Purchase Agreement which was entered into in 1984 by the Chief Executive Officer and the Company.

                                          COMPENSATION/OPTION COMMITTEE:
                                          Douglas L. King, Chairman
                                          John A. Bogardus, Jr.
                                          William F. May

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. King, a member of the Committee, is President and a director of Smyth, Sanford & Gerard Reinsurance Intermediaries, Inc., which provided certain insurance brokerage services to the Company during 1993. Mr. King may have received some benefit from brokerage fees received by such firms from the premiums paid for such insurance. Bruce S. Lustman, as Executive Vice President and Chief Operating Officer, served as a member of the Compensation Committee during a portion of 1993 but abstained from voting on any matters affecting executive compensation which were brought before the Compensation Committee. Mr. Lustman resigned from the Compensation Committee during 1993 to avoid any appearance that the Committee did not act independently.

DIRECTORS' COMPENSATION

     Directors and Committee members who are also officers (currently, Messrs. Hirsch, Lustman (until March 31, 1994), and Bremer and Mmes. Josefsen and Scipione) serve as such without additional compensation. During 1993, outside directors were each paid the following fees in each of the capacities served: directors (including the Chairman Emeritus), $31,200 plus $2,500 for each Board meeting attended; Chairman of a Committee, $4,375; other members of a Committee, $3,120 per Committee; all Committee members received $1,250 for each Committee meeting attended on a non-Board meeting day. As a part of the cost saving measures discussed above, each element of director compensation has been reduced by 10% for 1994.

     Certain Eligible Directors (defined as directors who are not, and have not been for the preceding 12 months, employees of the Company or its subsidiaries, and who are not the beneficial owner of five percent or more of the outstanding Common Stock) have received stock award and option grants under the Outside Directors Stock Plan (the "Outside Directors Plan"). The Outside Directors Plan provides for stock awards and option grants of up to an aggregate maximum of 160,000 shares of Common Stock, of which 64,000 shares remained available for grant as of December 31, 1993. Upon the forfeiture of shares prior to vesting, and upon expiration of an option, the forfeited shares and any shares subject to the option which remain unexercised generally become available again under the Outside Directors Plan. The Outside Directors Plan is administered by the Compensation/Option Committee of the Board of Directors. The selection and eligibility of grantees and the dates and amounts of option grants are defined in the Outside Directors Plan and are not subject to the discretion of any person.

     Option grants of 4,000 shares are automatically made under the Outside Directors Plan to Eligible Directors each year upon his or her reelection to the Board by the stockholders. The option price is the fair market value of the Common Stock on the date of grant. Each option becomes exercisable as to one-half of the shares covered by it commencing one year after the date of grant and as to the remaining one-half commencing two years after the date of grant, provided the optionee has been in continuous service on the Board at all times since the date of grant. However, each option becomes fully exercisable in the event of the grantee's death or permanent disability, and may be exercised to the extent otherwise exercisable if the grantee retires with the consent of the Board or his or her service on the Board is terminated after a Change in Control, as defined. The Eligible Directors each received an option for 4,000 shares in 1993, with an option exercise price of $31.88. Assuming an Eligible Director is reelected, such director will receive an option for 4,000 shares effective May 18, 1994. No stock awards were made in 1993.

CERTAIN TRANSACTIONS

     (a) In connection with the exercise of certain options granted under the 1981 Employee Stock Option Plan, Leon C. Hirsch is indebted to the Company under an installment option purchase agreement (the "Agreement") entered in 1984. The Agreement provided for payment of the option price in three equal installments, with the last installment payable by Mr. Hirsch on May 10, 1999. The annual interest rates on installments under the Agreement were 9.47% for the first two installments and 9.22% for the remaining installment. The largest aggregate principal amount outstanding under Mr. Hirsch's Agreements at any time in 1993 was $6,000,000; as of December 31, 1993, $5,370,000 was outstanding.

     Interest accrued in 1993 under the Agreement aggregated $1,167,668. Total accrued interest under the Agreement at December 31, 1993 was $7,259,665. Under the Agreement, an amount equal to 100% of the interest for the term of the Agreement is to be paid as a bonus to Mr. Hirsch while he remains an employee of the Company as and when such interest is due. During 1993, a bonus of $788,058 was paid to Mr. Hirsch by reason of the Agreement. See Note (3) to the Summary Compensation Table above.

     Any shares for which the option price is not fully paid are so legended and held by the Company as security. However, whether or not the option price is fully paid, the officer has full voting and dividend rights on all of the stock. If stock subject to an Agreement is sold, the unpaid option price for such shares becomes immediately due and payable. Whether or not the shares are sold, the entire unpaid option price, together with accrued interest, becomes immediately due and payable in the event of default or breach by the officer or termination of the officer's employment, except in the event of termination by death or termination within one year after either the acquisition of the Company or its merger into another company.

     (b) In 1993, Smyth Sanford & Gerard Reinsurance Intermediaries, Inc., of which Mr. King, also a director of the Company, is President and a director, performed certain insurance brokerage services for the Company for which it may have received brokerage compensation from premiums paid for such insurance.

     (c) The Company has retained Kidder, Peabody & Co., of which Mr. Tansill, a director of the Company, is a managing director, to act as a financial adviser to the Company in connection with efforts to obtain equity capital and consider strategic alternatives.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, all the aforesaid Section 16(a) filing requirements were complied with on a timely basis during 1993.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting must be received at the Company's principal executive offices, 150 Glover Avenue, Norwalk, Connecticut 06856, Attention: Corporate Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting, no later than November 30, 1994.

                            EXPENSES OF SOLICITATION

     The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by the Company. Solicitation will be made by use of the mails and, if necessary, by advertising, electronic telecommunications and personal interview. The Company has retained the services of Kissel-Blake Inc. to assist in connection with the soliciting of proxies by such methods for a fee estimated at $12,000 plus out-of-pocket expenses. Management may use the services of its directors, officers and employees in soliciting proxies, who will receive no compensation therefor in addition to their regular compensation, but who will be reimbursed for their out-of-pocket expenses incurred. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

                                 OTHER MATTERS

     The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                                               By Order of the Board of
                                               Directors

                                                        PAMELA KOMENDA
                                                      Corporate Secretary

Dated: March 30, 1994

                               TABLE OF CONTENTS

                       CONSOLIDATED FINANCIAL STATEMENTS
              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                                                                               PAGE
                                                                               ----
            Consolidated Statements of Operations..........................     16
            Consolidated Balance Sheets....................................     17
            Consolidated Statements of Changes in Stockholders' Equity.....     18
            Consolidated Statements of Cash Flows..........................     19
            Notes to Consolidated Financial Statements.....................     20
            Management Report on Responsibility for Financial Reporting....     31
            Independent Auditors' Report...................................     32
            Quarterly Results of Operations (Unaudited)....................     33
            Common Stock Prices and Dividends..............................     33
            Five Year Selected Financial Data..............................     35
            Management's Discussion and Analysis of Financial Condition and
              Results of Operations........................................     36

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1993         1992         1991
                                                            ---------    ---------    --------
                                                              IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA
Net sales................................................  $1,037,200   $1,197,200    $843,600
                                                           ----------   ----------    --------
Costs and expenses:
  Cost of products sold..................................     518,400      483,100     346,000
  Research and development...............................      50,800       43,800      30,600
  Selling, administrative and general....................     449,300      462,700     324,700
  Interest...............................................      18,500       14,700      12,000
  Restructuring charges..................................     137,600
                                                            ---------    ---------    --------
                                                            1,174,600    1,004,300     713,300
                                                            ---------    ---------    --------
Income (loss) before income taxes........................    (137,400)     192,900     130,300
Income taxes.............................................       1,300       54,000      39,100
                                                            ---------    ---------    --------
Net income (loss)........................................   $(138,700)   $ 138,900    $ 91,200
                                                            ---------    ---------    --------
                                                            ---------    ---------    --------
Average number of common shares and common share
  equivalents outstanding................................      56,000       59,900      57,800
                                                            ---------    ---------    --------
                                                            ---------    ---------    --------
Net income (loss) per common share and common share
  equivalent (primary and fully diluted).................   $   (2.48)   $    2.32    $   1.58
                                                            ---------    ---------    --------
                                                            ---------    ---------    --------
Dividends paid per common share..........................   $    .245    $     .30    $  .2875
                                                            ---------    ---------    --------
                                                            ---------    ---------    --------

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                      -----------------------
                                                                        1993          1992
                                                                      ---------     ---------
                                                                       IN THOUSANDS, EXCEPT
                                                                            SHARE DATA
ASSETS
Current assets:
  Cash.............................................................  $      900    $    2,500
  Receivables, less allowance of $5,000 (1993); $3,500 (1992)......     197,900       283,500
  Inventories:
     Finished goods................................................     113,000       112,900
     Work in process...............................................      36,900        32,200
     Raw materials.................................................      62,300        65,700
                                                                     ----------    ----------
                                                                        212,200       210,800
  Other current assets.............................................      53,800        20,500
                                                                     ----------    ----------
       Total Current Assets........................................     464,800       517,300
                                                                     ----------    ----------
Property, plant, and equipment (net)...............................     592,200       528,100
Other assets (net).................................................     113,500       122,700
                                                                     ----------    ----------
       Total Assets................................................  $1,170,500    $1,168,100
                                                                     ----------    ----------
                                                                     ----------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................  $   50,200    $   47,700
  Accrued expenses.................................................     137,500       110,700
  Income taxes payable.............................................      28,800         4,800
                                                                     ----------     ---------
       Total Current Liabilities...................................     216,500       163,200
Long-term debt.....................................................     505,300       394,500
Deferred income taxes..............................................       4,800        20,400
Stockholders' equity:
  Preferred stock $5.00 par value, authorized 2,000,000 shares;
     none issued or outstanding
  Common stock $.10 par value, authorized 250,000,000 shares;
     issued, 64,402,144 at December 31, 1993 and 63,777,298 at
     December 31, 1992.............................................       6,400         6,400
  Additional paid-in capital.......................................     371,700       345,200
  Retained earnings................................................     178,300       330,700
  Installment receivables from sale of common stock................      (5,400)       (6,000)
  Treasury stock at cost; 8,144,386 shares at December 31, 1993 and
     8,149,567 shares at December 31, 1992.........................     (86,700)      (86,700)
  Accumulated translation adjustments..............................     (20,400)          400
                                                                     ----------    ----------
       Total Stockholders' Equity..................................     443,900       590,000
                                                                     ----------    ----------
Commitments and contingencies
       Total Liabilities and Stockholders' Equity..................  $1,170,500    $1,168,100
                                                                     ----------    ----------
                                                                     ----------    ----------

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                 DEFERRED
                                                                               COMPENSATION   INSTALLMENT
                                        ADDITIONAL               ACCUMULATED   ARISING FROM   RECEIVABLES
YEARS ENDED DECEMBER 31, 1993, COMMON    PAID-IN     RETAINED    TRANSLATION    RESTRICTED    FROM SALE OF   TREASURY
        1992 AND 1991          STOCK     CAPITAL     EARNINGS    ADJUSTMENTS      STOCK       COMMON STOCK    STOCK       TOTAL
- ------------------------------ ------   ----------   ---------   -----------   ------------   ------------   --------   ---------
                                                            DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
Balance at January 1, 1991.... $2,800    $154,100    $131,700     $  11,100      $ (8,300)      $ (8,900)    $(57,500)   $225,000
  Common stock issued to
    employees-net (3,925,385
    shares)...................    300      41,700                                                                          42,000
  Amortization and adjustment
    of deferred
    compensation..............                                                      4,100                                   4,100
  Acquisition of common stock
    for treasury (242,489
    shares)...................                                                                       800      (13,600)    (12,800)
  Aggregate adjustment
    resulting from the
    translation of foreign
    financial statements......                                       (4,900)                                               (4,900)
  Dividends paid ($.2875 per
    share)....................                        (14,700)                                                            (14,700)
  Two-for-one stock split
    (29,596,073 shares).......  3,000      (3,000)
  Net income..................                         91,200                                                              91,200
                               ------    --------    --------     ---------      --------       --------     --------    --------
Balance at December 31,
  1991........................  6,100     192,800     208,200         6,200        (4,200)        (8,100)     (71,100)    329,900
  Common stock issued to
    employees-net (3,110,529
    shares)...................    300      48,000                                                                          48,300
  Amortization and adjustment
    of deferred
    compensation..............             (1,500)                                  4,200                                   2,700
  Income tax benefit from
    stock options exercised...             50,000                                                                          50,000
  Acquisition of common stock
    for treasury (269,204
    shares)...................                                                                     2,100      (18,200)    (16,100)
  Reissuance of common stock
    from treasury for
    acquisition (580,020)
    shares....................             55,900                                                               2,600      58,500
  Aggregate adjustment
    resulting from the
    translation of foreign
    financial statements......                                       (5,800)                                               (5,800)
  Dividends paid ($.30 per
    share)....................                        (16,400)                                                            (16,400)
  Net income..................                        138,900                                                             138,900
                               ------    --------    --------     ---------      --------       --------     --------    --------
Balance at December 31,
  1992........................  6,400     345,200     330,700           400             0         (6,000)     (86,700)    590,000
  Common stock issued to
    employees-net (626,079
    shares)...................             12,100                                                                          12,100
  Income tax benefit from
    stock options exercised
    recognized upon adoption
    of FAS 109................             14,400                                                                          14,400
  Payment received on
    installment receivables...                                                                       600                      600
  Aggregate adjustment
    resulting from the
    translation of foreign
    financial statements......                                      (20,800)                                              (20,800)
  Dividends paid ($.245 per
    share)....................                        (13,700)                                                            (13,700)
  Net loss....................                       (138,700)                                                           (138,700)
                               ------    --------    --------     ---------      --------       --------     --------    --------
Balance at December 31,
  1993........................ $6,400    $371,700    $178,300      $(20,400)     $      0       $ (5,400)    $(86,700)   $443,900
                               ------    --------    --------     ---------      --------       --------     --------    --------
                               ------    --------    --------     ---------      --------       --------     --------    --------

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                               1993         1992         1991
                                                                            ----------    ---------    --------
                                                                                        IN THOUSANDS
Cash flows from operating activities:
  Cash received from customers...........................................   $1,103,300   $1,087,700    $773,700
  Cash paid to vendors, suppliers, and employees.........................     (941,200)    (905,900)   (710,600)
  Interest paid..........................................................      (18,300)     (15,600)    (11,400)
  Income taxes paid......................................................      (12,800      (18,400)    (22,800)
                                                                            ----------    ---------    --------
     Net cash provided by operating activities...........................      131,000      147,800      28,900
                                                                            ----------    ---------    --------
Cash flows from investing activities:
  Additions to property, plant, and equipment............................     (216,400)    (270,700)   (146,900)
  Other assets...........................................................      (31,100)     (31,100)    (15,100)
                                                                            ----------    ---------    --------
     Net cash used in investing activities...............................     (247,500)    (301,800)   (162,000)
                                                                            ----------    ---------    --------
Cash flows from financing activities:
  Long-term debt borrowings under credit agreements......................    2,614,400    1,840,800     725,600
  Long-term debt repayments under credit agreements......................   (2,495,900)  (1,696,000)   (605,000)
  Common stock issued from stock plans...................................       12,100       48,000      41,800
  Dividends paid.........................................................      (13,700)     (16,400)    (14,700)
  Acquisition of common stock for treasury...............................                   (16,100)    (12,500)
                                                                            ----------    ---------    --------
     Net cash provided by financing activities...........................      116,900      160,300     135,200
                                                                            ----------    ---------    --------
Effect of exchange rate changes..........................................       (2,000)      (6,400)     (2,500)
                                                                            ----------    ---------    --------
Net decrease in cash.....................................................       (1,600)        (100)       (400)
Cash, beginning of year..................................................        2,500        2,600       3,000
                                                                            ----------    ---------    --------
Cash, end of year........................................................   $      900    $   2,500    $  2,600
                                                                            ----------    ---------    --------
                                                                            ----------    ---------    --------
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)........................................................   $ (138,700)   $ 138,900    $ 91,200
                                                                            ----------    ---------    --------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization.......................................       83,200       59,400      40,300
     Amortization of deferred compensation...............................                     4,200       4,100
     Asset writedowns -- restructuring...................................       73,800
     Adjustment of property, plant, and equipment reserves...............       17,400        3,900       7,500
     Receivables -- decrease (increase)..................................       67,800     (108,200)    (68,900)
     Inventories -- (increase)...........................................      (48,400)     (75,800)   (110,500)
     Adjustment of inventory reserves....................................       44,200       29,900      24,200
     Other current assets -- (increase) decrease.........................      (23,900)       9,900     (13,600)
     Accounts payable and accrued expenses -- increase...................       34,300       51,400      38,500
     Income taxes payable and deferred -- (decrease) increase............      (24,300)     (14,100)     15,700
     Income tax benefit from stock options exercised.....................       14,400       50,000
     Other Assets -- decrease............................................       28,100
     Other adjustments -- net............................................        3,100       (1,700)        400
                                                                            ----------    ---------    --------
          Total adjustments..............................................      269,700        8,900     (62,300)
                                                                            ----------    ---------    --------
Net cash provided by operating activities................................   $  131,000    $ 147,800    $ 28,900
                                                                            ----------    ---------    --------
                                                                            ----------    ---------    --------

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation. The consolidated financial statements include the accounts and transactions of United States Surgical Corporation and Subsidiaries (the "Company"), excluding intercompany accounts and transactions. Certain subsidiaries (including branches), primarily operating outside the United States, are included in the consolidated financial statements on a fiscal-year basis ending November 30.

     Property, Plant, and Equipment. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

                                                                          YEARS
                                                                         --------
            Buildings.................................................         40
            Molds and dies............................................     5 to 7
            Machinery and equipment...................................    3 to 10
            Leasehold improvements....................................   10 to 30

     The Company capitalizes interest incurred on funds used to construct property, plant, and equipment. Interest capitalized during 1993, 1992 and 1991 was $9.5 million, $6.4 million and $2.7 million, respectively.

     Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Other Assets. The Company capitalizes and includes in Other Assets the costs of acquiring patents on its products, the costs of computer software developed and used in its information processing systems, goodwill arising from the excess of cost over the fair value of net assets of purchased businesses and deferred start-up costs incurred prior to 1991 relating to the Company's entrance in 1991 into the suture portion of the wound management market. These costs are amortized on the straight-line basis over the following estimated useful lives:

                                                                          YEARS
                                                                         --------
            Patents...................................................         10
            Computer software costs...................................     3 to 4
            Deferred start-up costs...................................          5
            Goodwill..................................................   10 to 40

     Revenue Recognition. Revenues from sales are recognized when products are sold directly by the Company to ultimate consumers, primarily hospitals, or to authorized distributors.

     Foreign Currency Translation. For translation of the financial statements of its international operations the Company has determined that the local currencies of its international subsidiaries are the functional currencies. Assets and liabilities of foreign operations are translated at year end exchange rates, and income statement accounts are translated at average exchange rates for the year. The resulting translation adjustments are made directly to the Accumulated Translation Adjustments component of Stockholders' Equity. Foreign currency transactions are recorded at the exchange rate prevailing at the transaction date.

     Net Income (Loss) per Common Share and Common Share Equivalent.  Net income
(loss) per common share and common share equivalent is based on the weighted average number of common shares and common share equivalents (stock options) outstanding during 1992 and 1991. Common stock equivalents are not included in the computation of net income (loss) per share in 1993 since the effect of their inclusion would be antidilutive.

NOTE B -- RESTRUCTURING CHARGES

     In the second half of 1993 the Company adopted a restructuring plan designed to reduce its cost structure and improve its competitive position through property divestitures and consolidations and a reduction in its management, administrative and direct labor workforce. During the third and fourth quarters of 1993 the Company recorded restructuring charges of $8.0 million and $129.6 million, respectively ($6 million and

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

$124 million after taxes, respectively). These charges consist primarily of write downs of certain real estate to net realizable value ($79 million), provisions for lease buyout expenses ($24 million), severance costs ($30 million) and write down of other assets ($5 million).

     The majority of the restructuring charges were non-cash in nature. Accrued Expenses at December 31, 1993 includes $56 million related primarily to severance costs and accrued lease obligations, the majority of which will be funded in the first half of 1994. Included in restructuring charges is a $58 million charge related to the Company's new European headquarters office building. The Company decided to sublease rather than occupy approximately half of its office building and the entire distribution center when it became apparent that projected worldwide sales growth and the pace of reduction in trade barriers and related considerations among European countries did not meet Company expectations. The estimated net realizable value of these facilities was based upon the present value of rental income expected to be received, assuming the facilities are subleased after one year.

NOTE C -- ACQUISITION

     In July 1992, the Company purchased all of the outstanding common stock of EndoTherapeutics for approximately $60 million of the Company's common stock (approximately 580,000 shares). Under the purchase agreement the Company acquired EndoTherapeutics' laparoscopic surgical technology, including the trocar and pneumoperitoneum needle patents which the Company previously licensed from EndoTherapeutics, technical know-how and other assets. The acquisition has been accounted for by the purchase method. The purchase price has been primarily allocated to the acquired patents which are included in Other Assets.

NOTE D -- PROPERTY, PLANT, AND EQUIPMENT

     At December 31, 1993 and 1992, Property, plant, and equipment (at cost) were comprised of the following items:

                                                                            1993        1992
                                                                          --------    --------
                                                                              IN THOUSANDS
Land...................................................................   $ 20,700    $ 18,600
Buildings..............................................................    163,400     150,300
Molds and dies.........................................................    114,300     128,300
Machinery and equipment................................................    306,600     262,600
Leasehold improvements.................................................    147,100     127,500
                                                                          --------    --------
                                                                           752,100     687,300
Less allowance for depreciation and amortization.......................    159,900     159,200
                                                                          --------    --------
                                                                          $592,200    $528,100
                                                                          --------    --------
                                                                          --------    --------

     Property, plant, and equipment at December 31, 1993 includes land and building in Elancourt, France with a net book value of $71 million that the Company uses under the terms of a capital lease. During 1993 the Company removed from its Balance Sheet Property, plant, and equipment which was fully depreciated with a cost of $45 million.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

NOTE E -- OTHER ASSETS

     At December 31, 1993 and 1992 Other Assets (at cost) were comprised of the following items:

                                                                            1993        1992
                                                                          --------    --------
                                                                              IN THOUSANDS
Patents................................................................   $ 85,900    $ 64,600
Computer software costs................................................     38,700      38,000
Deferred start-up costs................................................     20,800      20,800
Goodwill...............................................................      6,400      24,700
Other..................................................................     22,900      18,300
                                                                          --------    --------
                                                                           174,700     166,400
Less accumulated amortization..........................................     61,200      43,700
                                                                          --------    --------
                                                                          $113,500    $122,700
                                                                          --------    --------
                                                                          --------    --------

     The increase in Patents during 1993 was primarily attributable to the adoption of Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes" (refer to Note F for further information).

NOTE F -- INCOME TAXES

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes" (FAS 109) in February 1992, and the Company was required to adopt FAS 109 by January 1, 1993. This new statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax return bases of assets and liabilities and their financial statement amounts.

     Prior to 1993, provisions were made by the Company for deferred income taxes where differences existed between the time that transactions affected taxable income and the time that these transactions entered into the determination of income for financial reporting purposes. The effect of the adoption of FAS 109 on a prospective basis from January 1, 1993 was not material.

     A summary of the source of income (loss) before income taxes follows:

                                                                1993         1992        1991
                                                              ---------    --------    --------
                                                                         IN THOUSANDS
Domestic (a)...............................................   $ (61,800)   $171,800    $104,200
Foreign....................................................     (75,600)     21,100      26,100
                                                              ---------    --------    --------
                                                              $(137,400)   $192,900    $130,300
                                                              ---------    --------    --------
                                                              ---------    --------    --------

- ---------------

(a) Includes Puerto Rico and U.S. branches in foreign locations.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     A summary of the provision for income taxes follows:

                                                                   1993       1992       1991
                                                                  -------    -------    -------
                                                                          IN THOUSANDS
Current:
  Federal......................................................
  Foreign......................................................   $ 4,800    $13,900    $11,500
  State and local (a)..........................................     4,700      4,000      2,300
Deferred:
  Federal......................................................               23,400     16,800
  Foreign......................................................    (8,800)      (300)       200
  State and local (a)..........................................       600     13,000      8,300
                                                                  -------    -------    -------
                                                                  $ 1,300    $54,000    $39,100
                                                                  -------    -------    -------
                                                                  -------    -------    -------

- ---------------

(a) Includes Puerto Rico.

     A reconciliation between income taxes based on the application of the statutory federal income tax rate (1993 -- 35%; 1992 and 1991 -- 34%) to income before income taxes and the provision for income taxes as set forth in the Consolidated Statements of Operations follows:

                                                                 1993        1992        1991
                                                               --------    --------    --------
                                                                         IN THOUSANDS
Provision (benefit) for taxes at statutory rates............   $(48,100)   $ 65,600    $ 44,300
Benefit of operating loss not recognized for U.S. Federal or
  foreign taxes.............................................     65,700
State and local income taxes, net of federal income tax
  benefit...................................................        800       5,000       3,700
Foreign income taxed at rates different than U.S. statutory
  rate......................................................      1,600       6,400       2,600
Tax savings from operations in Puerto Rico..................    (18,700)    (25,000)    (11,700)
Other.......................................................                  2,000         200
                                                               --------    --------    --------
                                                               $  1,300    $ 54,000    $ 39,100
                                                               --------    --------    --------
                                                               --------    --------    --------

     The Company has provided for taxes on the income of its subsidiary's operations in Puerto Rico at an effective rate that is significantly lower than the U.S. federal income tax statutory rate. This rate reflects the fact that approximately 90% of income is exempt from local taxes in Puerto Rico as well as the availability of a tax credit under Section 936 of the Internal Revenue Code. Withholding taxes at a negotiated rate of 6% (5% in 1992 and 7% in 1991) have been provided on the expected repatriation of the income of this subsidiary.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     At December 31, 1993 deferred tax liabilities and assets under FAS 109 were comprised of the following:

            Patent amortization.................................        $  23,100
            Depreciation........................................           25,200
            Other amortization..................................            6,000
            Other...............................................           15,900
                                                                        ---------
              Gross deferred tax liabilities....................           70,200
                                                                        ---------
            Restructuring reserves..............................           50,300
            Inventory reserves..................................           26,500
            Fixed asset reserves................................           17,800
            Accrued expenses....................................            7,500
            Other...............................................           13,300
            Tax loss carryforwards..............................          130,800
            Tax credit carryforwards............................           27,700
                                                                        ---------
              Gross deferred tax assets.........................          273,900
            Less: Valuation allowance...........................         (197,800)
                                                                        ---------
                                                                           76,100
                                                                        ---------
            Net deferred tax assets.............................        $   5,900
                                                                        ---------
                                                                        ---------

     Deferred taxes in 1992 and 1991 result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The source of the timing differences, none of which are individually material, are: the use of accelerated methods of computing depreciation for income tax purposes and the straight-line method for financial reporting purposes; expensing certain patent costs as incurred for income tax purposes and capitalizing and amortizing them over their estimated useful lives for financial reporting purposes; accruals and provisions not currently deductible for tax purposes; expensing certain deferred start-up costs incurred for income tax purposes and deferring and amortizing such costs over a five year period for financial reporting purposes; and other timing differences applicable to current assets and liabilities.

     At December 31, 1993 current deferred tax assets of $7 million and non-current deferred tax assets of $5 million were included in the Consolidated Balance Sheet captions Other Current Assets and Other Assets, respectively. Current deferred tax liabilities of $1 million and non-current deferred tax liabilities of $5 million were included in the Consolidated Balance Sheet captions Income Taxes Payable and Deferred Income Taxes, respectively.

     The Company's loss carryforwards prior to 1993 are primarily attributable to compensation expense deductions on its income tax return which were not recognized for financial accounting purposes. A valuation allowance in the amount of $198 million has been recorded as of December 31, 1993 because of the uncertainty of the Company over the future utilization of the tax benefit of its gross deferred tax assets. As of January 1, 1993, the date of adoption of FAS 109, the valuation allowance was $125 million.

     At December 31, 1993 the Company's consolidated subsidiaries have unremitted earnings of $105 million on which the Company has not accrued a provision for federal income taxes since these earnings are considered to be permanently invested. The amount of the unrecognized deferred tax liability relating to unremitted earnings was approximately $25 million at December 31, 1993.

     The Internal Revenue Service completed its examination of the Company's tax returns through December 31, 1983 resulting in no material impact on the Company's consolidated financial statements. The Internal Revenue Service is presently examining the Company's tax returns for the period 1984 through 1990. The Company does not believe that the results of the current tax audit will have a material effect on the consolidated financial statements of the Company.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     The Company has available for U.S. Federal income tax return purposes the following net operating loss and tax credit carryforwards:

                                                            NET            INVESTMENT      RESEARCH AND
                                                      OPERATING LOSSES     TAX CREDITS     OTHER CREDITS
                                                      ----------------     -----------     -------------
                                                                         IN THOUSANDS
YEAR SCHEDULED TO EXPIRE:
  1994............................................                           $   400
  1995............................................                               800
  1996............................................                             1,400
  1997............................................                             1,400
  1998............................................                             1,300          $   200
  1999............................................                               900              100
  2000............................................        $  7,200               900              300
  2001............................................                               500              500
  2002............................................                                                700
  2003............................................                                                800
  2004............................................                                                500
  2005............................................          23,500(a)                           1,800
  2006............................................          52,400(a)                           3,000
  2007............................................         133,600(a)                           6,900
  2008............................................          23,000                              3,000
                                                          --------           -------          -------
                                                          $239,700           $ 7,600          $17,800
                                                          --------           -------          -------
                                                          --------           -------          -------

     In addition, the Company has available for state and foreign income tax return purposes net operating loss carryforwards of $149 million and $92 million, respectively, which expire at various dates.

     (a) The exercise of stock options which have been granted under the Company's various stock option plans and the vesting of restricted stock give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's Common Stock subsequent to the date of grant of the applicable exercised stock options and restricted stock and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid-in Capital. In the years ended December 31, 1992 and 1991 such deductions resulted in significant federal and state deductions which may be carried forward. Utilization of such deductions will increase Additional Paid-in Capital.

NOTE G -- ACCRUED EXPENSES

     Included in Accrued Expenses at December 31, 1993 are accrued restructuring charges $56.2 million, accrued commissions $13.6 million (1992 -- $20.6 million) and accrued payroll, property and sales taxes $14.5 million (1992 -- $13.2 million).

NOTE H -- LONG-TERM DEBT

     At December 31, 1993 the Company had $436 million in borrowings outstanding under its $675 million of revolving credit and term loan agreements (credit facility) with various banks. In January and February 1994 the Company borrowed an additional $22 million under these agreements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     The revolving credit facility provides the Company with a choice of interest rates based upon the banks' prime commercial lending rate, .625% -- .75% above the banks' London Interbank Offered Rate (LIBOR) or .75% above the banks' CD Rate. The Company is obligated to pay commitment fees equal to .25% per annum on the unutilized portion of the credit facility. Under the terms of the credit facility, outstanding revolving loans are convertible to term loans upon maturity (March 31, 1995) and repayable in ten equal quarterly principal payments commencing in July 1995. Assuming all such revolving loans are converted, the scheduled principal amounts of repayments are included in the table below. The effective interest rate on long-term debt outstanding as of December 31, 1993 and 1992 was 5.3% and 5.8%, respectively.

     On January 14, 1993, the Company entered into a 30-year operating lease for its primary domestic manufacturing, distribution and warehousing complex in North Haven, Connecticut. Minimum lease payments under this lease will approximate $475 million. The Company has now completed the capital lease financing arrangements for its new European headquarters and office building in Elancourt, France and it received an additional $12 million in financing subsequent to December 31, 1993. Minimum annual rental payments under this lease are set forth below.

     The credit facility and the long-term lease for the Company's North Haven facility provide for restrictions as to consolidations, mergers, sales of assets, capital expenditures, dividends and subsidiary debt and requires the maintenance of certain specified levels of minimum consolidated net worth, and a maximum ratio of total debt to total capitalization, as defined. Under the most restrictive covenants the Company's debt to total capitalization may not exceed 60% for purposes of the long-term lease agreement and 65% for purposes of the credit facility, and at December 31, 1993 this ratio was 64.7%. Tangible net worth as defined in the long-term lease agreement must exceed $462 million, and at December 31, 1993 the Company's tangible net worth was $441 million. The Company obtained waivers for the long-term lease covenant violations through March 31, 1994. Subsequent to year-end, the Company's debt to total capitalization ratio exceeded 65%, and as a condition of its credit facility the Company is precluded from incurring additional indebtedness until its ratio returns to below 60%.

     On March 28, 1994 the Company issued approximately $200 million of 9.76% Series A Convertible Preferred Stock in an exempt offering pursuant to Rule 144A under the Securities Act of 1933, as amended (see Note L -- Subsequent Event), the proceeds from which eliminated its tangible net worth covenant default and reduced the Company's ratio of debt to total capitalization to below 60%. The Company's current intention is to use the proceeds from the sale of the Convertible Preferred Stock for general corporate purposes, to increase liquidity and to ultimately reduce indebtedness after renegotiation of the terms of the Company's credit facility.

     The Company has swapped with certain banks its exposure to floating interest rates on $50 million of its variable rate U.S. dollar debt and $34 million (200 million French francs) of variable rate French franc debt. These swap agreements expire in August 1996 and December 1997 for the U.S. dollar debt and French Franc debt, respectively. The Company makes fixed interest payments at rates of approximately 7.8% for the U.S. dollar swap and 8.1% for the French franc swap and receives payments based on the floating six-month LIBOR and three-month LIBOR, respectively. The net gain or loss from the exchange of interest rate payments, which is immaterial, is included in interest expense. Based upon the fair value of the Company's interest rate swap agreements at December 31, 1993, termination of such agreements would require a payment of approximately $6 million. The Company does not currently intend to terminate its interest rate swap agreements prior to their expiration dates.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     The carrying value of the Company's long-term debt and capital lease obligations approximates fair value, which was estimated based upon current rates offered to the Company for debt with similar remaining maturities. At December 31, 1993, the scheduled principal repayments under loan agreements and future minimum payments under a capital lease were as follows:

                                                                BANK
                                                           CREDIT FACILITY    CAPITAL LEASE     TOTAL
                                                           ---------------    -------------    --------
                                                                           IN THOUSANDS
1994....................................................                        $   5,000      $  5,000
1995....................................................      $  87,300             6,600        93,900
1996....................................................        174,500             6,600       181,100
1997....................................................        174,500             6,700       181,200
1998....................................................                            6,400         6,400
After 1998..............................................                           98,600        98,600
                                                              ---------         ---------      --------
                                                                436,300           129,900       566,200
Current portion long-term debt..........................                             (600)         (600)
Amount representing interest............................                          (60,300)      (60,300)
                                                              ---------         ---------      --------
Long-term debt..........................................      $ 436,300         $  69,000      $505,300
                                                              ---------         ---------      --------
                                                              ---------         ---------      --------

NOTE I -- STOCKHOLDERS' EQUITY

     The Company had 56,257,758 and 55,627,731 shares of its $.10 par value Common Stock outstanding as of December 31, 1993 and 1992, respectively. In the past, the Company announced programs to repurchase up to a total of 9,200,000 shares of its outstanding Common Stock. As of December 31, 1993, a total of 8,712,537 shares (1,010 in 1993 and 269,204 in 1992) had been acquired at a total cost of $89.3 million. Acquired shares are being held as treasury shares and are being used for general corporate purposes.

     Shares of Common Stock reserved for future issuance in connection with restricted stock awards, stock option plans and an employee stock purchase plan, etc. amounted to 16,057,440 and 14,774,446 at December 31, 1993 and 1992,
respectively. The Compensation/Option Committee (the Committee) of the Board of Directors is responsible for administering the Company's stock compensation plans.

     The Restricted Stock Incentive Plan (the "Incentive Plan") provides for grants to key employees of the Company's Common Stock in the maximum aggregate amount of 5,000,000 shares. As of December 31, 1993, 3,839,740 shares were issued and vested under the Incentive Plan and 142,160 shares were cancelled. There were no restricted stock grants during the three-year period ended December 31, 1993.

     The 1990 Employee Stock Option Plan (the "1990 Option Plan") provides for grants to key employees and certain key consultants of options and stock appreciation rights for up to 11,000,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee determines otherwise. As of December 31, 1993, no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1990 Option Plan will be as determined by the Committee.

     The 1993 Employee Stock Option Plan (the "1993 Option Plan") provides for grants to key employees of options and stock appreciation rights for up to 2,000,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee deems otherwise. As of December 31, 1993 no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1993 Option Plan will be as determined by the Committee.

     Certain members of management have elected under the 1981 Option Plan to defer the payment of the exercise price by installment payments up to a maximum of ten years. As of December 31, 1993, installment

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES receivables amounted to $5.4 million ($6.0 million at December 31, 1992) representing the exercise of stock options for 1,432,000 (1,600,000 at December 31, 1992) shares of Common Stock. Installment receivables from the sale of Common Stock resulting from the exercise of stock options are classified as a reduction of Stockholders' Equity. On December 31, 1990, the 1981 Option Plan expired, and options can no longer be granted under the 1981 Option Plan.

     The Service-Based Stock Option Plan (the "Service Option Plan") provides for grants of options for up to 1,144,132 shares of the Company's Common Stock at the per share market price at the date of grant to individuals employed by the Company who are within an eligible category. Options under the Service Option Plan are awarded for a fixed number of shares of Common Stock based solely upon the eligible recipient's years of service within the eligible category, and are exercisable for a period of up to ten years.

     The Outside Directors Stock Plan provides for an aggregate maximum of up to 160,000 shares of Common Stock to be issued under restricted stock awards and option grants to certain non-employee members of the Board of Directors. At December 31, 1993 and 1992, restricted stock awards and option grants for 96,000 shares and 80,000 shares, respectively, had been granted under the Outside Directors Stock Plan. As of December 31, 1993 and 1992, 64,000 and 80,000 shares, respectively, are reserved for future issuance under the Outside Directors Stock Plan.

     A summary of stock option transactions under the employee Option Plans and the Outside Directors Stock Plan for each of the three years in the period ended December 31, 1993 follows:

                                                                    NUMBER          OPTION
                                                                   OF SHARES      PRICE RANGE
                                                                   ---------    ---------------
OUTSTANDING JANUARY 1, 1991.....................................   9,912,190    $ 3.28 -  25.59
  Granted.......................................................   7,588,722     31.69 -  98.69
  Exercised.....................................................  (3,711,149)     3.38 -  75.13
  Canceled or lapsed............................................     (42,334)     6.47 -  58.19
                                                                   ---------
OUTSTANDING DECEMBER 31, 1991...................................  13,747,429      3.28 -  98.69
  Granted.......................................................     601,358     56.25 - 114.13
  Exercised.....................................................  (2,913,827)     3.28 - 103.69
  Canceled or lapsed............................................    (581,354)    19.75 - 103.69
                                                                   ---------
OUTSTANDING DECEMBER 31, 1992...................................  10,853,606      3.28 - 114.13
  Granted.......................................................   1,977,081     23.06 -  69.75
  Exercised.....................................................    (245,055)     3.28 -  58.19
  Canceled or lapsed............................................  (1,080,079)    19.75 - 114.13
                                                                   ---------
OUTSTANDING DECEMBER 31, 1993...................................  11,505,553      3.58 - 114.13
                                                                   ---------
                                                                   ---------
At December 31, 1993:
  Exercisable...................................................   4,925,804      3.58 - 111.94

     Under the USSC Employees 1979 Stock Purchase Plan ("Purchase Plan"), all eligible employees may authorize payroll deductions of up to 10% of their base earnings, as defined, to purchase shares of the Company's Common Stock at 85% of the market price when such deductions are made. There are no charges or credits to income in connection with the Purchase Plan. The Purchase Plan will continue in effect as long as shares authorized under the Plan remain available for issuance thereunder. The Company has reserved 2,400,000 shares of its Common Stock for issuance under the Purchase Plan, of which 260,327 shares are available for future issuance at December 31, 1993.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

NOTE J -- SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company develops, manufactures and markets wound management products which constitute a single business segment. The following information sets forth geographic information with respect to the Company's net sales, operating profits and identifiable assets.

                                                             1993         1992         1991
                                                           ---------    ---------    ---------
                                                                      IN THOUSANDS
NET SALES:
  United States.........................................  $  895,500   $1,058,500   $ 733,200
  International(1)(2)...................................     341,000      341,200     242,300
  Interarea transfers eliminated........................    (199,300)    (202,500)   (131,900)
                                                           ---------    ---------    --------
                                                          $1,037,200   $1,197,200   $ 843,600
                                                           ---------    ---------    --------
                                                           ---------    ---------    --------
OPERATING PROFIT (LOSS):
  United States.........................................  $   30,500   $  259,900   $ 162,000
  International(1)......................................     (65,600)      43,600      39,900
  Profit on interarea transfers eliminated..............     (83,800)     (95,900)    (59,600)
                                                           ---------    ---------    --------
                                                          $ (118,900)  $  207,600   $ 142,300
                                                           ---------    ---------    --------
                                                           ---------    ---------    --------
IDENTIFIABLE ASSETS AT DECEMBER 31:
  United States.........................................  $  877,100   $  889,200   $  579,900
  International(1)......................................     304,900      291,600      173,400
  Interarea assets eliminated...........................     (11,500)     (12,700)     (11,700)
                                                           ---------    ---------    ---------
                                                          $1,170,500   $1,168,100   $  741,600
                                                           ---------    ---------    ---------
                                                           ---------    ---------    ---------

- ------------

(1) Principally Europe.

(2) Does not include sales made to international distributors (1993 -- $69,600, 1992 -- $54,500 and 1991 -- $40,400) from a location in the United States. The combination of sales to international distributors and international sales above approximate 40% in 1993, 33% in 1992 and 34% in 1991 of consolidated sales, respectively.

NOTE K -- COMMITMENTS AND CONTINGENCIES

     The Company is engaged in litigation as a defendant in cases involving alleged patent infringement, product liability claims and shareholders' derivative and class action suits. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits should not have a material adverse effect on the Company's consolidated financial statements.

     As part of the ongoing expansion of its Puerto Rico operations, the Company is committed to certain undertakings, including the maintenance of specified levels of employment and capitalization for the Puerto Rican subsidiary.

     The future minimum rental commitments for building space, leasehold improvements, data processing and automotive equipment for all operating leases as of December 31, 1993, were as follows: 1994 -- $37 million; 1995 -- $37 million; 1996 -- $52 million; 1997 -- $67 million; 1998 -- $66 million; after 1998 -- $305 million. Rent expense was $34 million, $24 million and $15 million in 1993, 1992 and 1991, respectively.

NOTE L -- SUBSEQUENT EVENT

     On March 28, 1994 the Company issued approximately $200 million of 9.76% Series A Convertible Preferred Stock (convertible into a maximum of approximately 8.9 million shares of the Company's Common

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

Stock), par value $5 per share, in an exempt offering pursuant to Rule 144A under the Securities Act of 1933, as amended. Dividends on the Convertible Preferred Stock are cumulative at the annual rate of $110 per share, payable quarterly in arrears commencing July 1, 1994. On April 1, 1998 each share of Convertible Preferred Stock still outstanding will automatically convert into 50 shares of Common Stock of the Company, and prior to this date it may be converted into 47.65 shares of Common Stock at any time at the option of the holder. The Company may redeem the Convertible Preferred Stock at any time after April 1, 1997 for Common Stock together with an additional cash dividend of up to $27.50 per share, declining ratably after April 1, 1997 to $0 by March 1, 1998. It is the Company's current intention to use the proceeds from the sale of the Convertible Preferred Stock for general corporate purposes, to increase liquidity and to ultimately reduce indebtedness after renegotiation of the terms of the Company's credit facility.

          MANAGEMENT REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of United States Surgical Corporation and its subsidiaries (the "Company") has the responsibility for preparing the accompanying consolidated financial statements and related notes. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and necessarily include amounts based upon judgments and estimates by management. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

     Management of the Company has established and maintains a system of internal control that provides reasonable assurance that the accounting records may be relied upon for the preparation of the consolidated financial statements. Management continually monitors the system of internal control for compliance. Also, the Company maintains an internal auditing function that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. The Company's financial statements have been audited by Deloitte & Touche, independent auditors. Management has made available to Deloitte & Touche all the Company's financial records and related data. In addition, as part of its audit of the Company's financial statements, Deloitte & Touche completed a study and evaluation of internal accounting controls to establish a basis for reliance thereon. Management believes that the Company's system of internal control is adequate to accomplish the objectives discussed herein.

     The Board of Directors monitors the internal control system through its Audit Committee which consists solely of outside directors. The Audit Committee meets periodically with the independent auditors, internal auditors and senior financial management to determine that they are properly discharging their responsibilities.

LEON C. HIRSCH                                  HOWARD M. ROSENKRANTZ
Chief Executive Officer                         Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
  United States Surgical Corporation

     We have audited the accompanying consolidated balance sheets of United States Surgical Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United States Surgical Corporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

Deloitte & Touche

New York, New York
February 1, 1994,
except for Notes H, K and L, as to
which the date is March 28, 1994.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1993 and 1992.

                                                                                 FOURTH
                                        FIRST       SECOND       THIRD          QUARTER
                                       QUARTER    QUARTER(1)   QUARTER(2)      (1)(2)(3)        YEAR(2)
                                       --------   ----------   ----------   ----------------   ----------
1993
Net sales............................  $326,300    $228,800     $237,700       $  244,400      $1,037,200
Cost of products sold................   138,800     119,800      120,900          138,900         518,400
Income (loss) before income taxes....    49,300     (30,100)     (13,200)        (143,400)       (137,400)
Net income (loss)....................    36,000     (22,000)     (14,300)        (138,400)       (138,700)
Net income (loss) per common share
  and common share equivalent
  (primary and fully diluted)........  $    .61    $   (.39)    $   (.26)      $    (2.46)     $    (2.48)
1992
Net sales............................  $277,100    $304,800     $293,300       $  322,000      $1,197,200
Cost of products sold................   116,600     123,500      115,500          127,500         483,100
Income before income taxes...........    41,300      48,300       50,700           52,600         192,900
Net income...........................    29,700      34,800       36,500           37,900         138,900
Net income per common share and
  common share equivalent (primary
  and fully diluted).................  $    .49    $    .58     $    .61       $      .64      $     2.32

- ---------------
(1) In the second quarter of 1993 in anticipation of the pending purchase by the Company of an international distributor, the Company accrued for the reacquisition of inventory from this distributor and reduced Net sales by $10 million and Cost of products sold by $4 million. In the fourth quarter of 1993 the negotiations for the purchase of the distributor were suspended and the Company reversed the second quarter entries and increased Net sales by $9 million and Cost of products sold by $3 million.

(2) Income (loss) before income taxes for 1993 includes restructuring charges of $138 million (third quarter -- $8 million; fourth quarter -- $130 million). Net income (loss) for 1993 includes restructuring charges of $130 million or $2.31 per share (third quarter -- $6 million or $.11 per share; fourth quarter -- $124 million or $2.20 per share).

(3) Cost of products sold in the fourth quarter includes $19 million of inventory and fixed asset reserves ($5 million in corresponding period in 1992) resulting from the continued introduction of new products and the consequent obsolescence of production tooling and inventories.

COMMON STOCK PRICES AND DIVIDENDS

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol USS. The following table sets forth for the periods indicated the high and low of the daily sales prices, which represent actual transactions, as reported by the New York Stock Exchange. In addition, the table sets forth the amounts of quarterly cash dividends per share that were declared and paid by the Company.

     On October 14, 1993 the Board of Directors reduced the quarterly dividend from $.075 to $.02 per share for shareholders of record November 24, 1993 payable December 10, 1993.

                                                                    CASH       DAILY SALES PRICES
                                                                  DIVIDENDS    ------------------
                                                                    PAID        HIGH        LOW
                                                                  ---------    -------    -------
1993
1st Quarter....................................................     $.075      $ 79.13    $ 51.38
2nd Quarter....................................................      .075        58.75      26.13
3rd Quarter....................................................      .075        28.75      20.25
4th Quarter....................................................      .020        26.50      19.88
1992
1st Quarter....................................................     $.075      $134.50    $100.50
2nd Quarter....................................................      .075       118.00      90.00
3rd Quarter....................................................      .075       106.75      59.75
4th Quarter....................................................      .075        76.25      54.00

     At December 31, 1993, the number of record holders of the Company's Common Stock was 13,836.

DESCRIPTION OF THE COMPANY'S BUSINESS

     United States Surgical Corporation (the Company) is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. (Prior to reincorporating in Delaware in 1990, the Company was a New York corporation which was organized in 1975 and was the successor to a Maryland corporation activated in 1964.) The Company currently operates domestically and internationally through subsidiaries, branches and distributors. Except where the context otherwise requires, the term Company includes the Company's divisions, subsidiaries, branches and predecessors.

     The market that the Company services has been negatively affected by proposals for health care reform and a new environment of cost consciousness created by the uncertainty connected with the outcome of these reform proposals. The Company has also been impacted negatively by aggressive pricing by competition. The Company believes, however, that in any managed care scenario that results from health care reform, its products offer a significant opportunity for reducing costs for the total health care system while providing considerable advantages for the patient. The Company continues to innovate and develop new products that provide better patient care and an effective means of reducing hospital costs.

     In the current competitive environment, pricing has become a significant factor. The Company is directing an expanding portion of its marketing efforts to satisfying the needs of materials management and the financial end of the hospital through cost effective pricing programs, and by demonstrating the favorable economics associated with the use of the Company's products. In addition, early in 1994, the Company took steps to significantly reduce the cost of doing business in order to strengthen its competitive position.

                       FIVE YEAR SELECTED FINANCIAL DATA

              United States Surgical Corporation and Subsidiaries

                  IN THOUSANDS, EXCEPT PER                    YEAR ENDED DECEMBER 31,
                   SHARE, EMPLOYEE, RATIO     --------------------------------------------------------
                       AND RETURN DATA           1993         1992        1991       1990       1989
                 ---------------------------  ----------   ----------   --------   --------   --------
Operations       Net sales..................
                                              $1,037,200   $1,197,200   $843,600   $514,100   $345,200
                 Income (loss) before income
                   taxes....................
                                                (137,400)     192,900    130,300     66,200     43,700
                 Net income (loss)..........
                                                (138,700)     138,900     91,200     46,000     30,600
                 Net income (loss) per
                   common share and common
                   share equivalent (primary
                   and fully diluted).......
                                                  $(2.48)       $2.32      $1.58       $.89       $.65
                 Average number of common
                   shares and common share
                   equivalents
                   outstanding..............
                                                  56,000       59,900     57,800     51,900     47,000
                 Dividends paid per common
                   share....................
                                                   $.245         $.30     $.2875     $.2375      $.175
                                              ----------   ----------   --------   --------   --------
Financial        Current assets.............
  Position                                    $  464,800   $  517,300   $386,400   $218,500   $146,600
                 Current liabilities........
                                                 216,500      163,200    122,500     90,200     57,600
                 Current ratio..............
                                                     2.1          3.2        3.2        2.4        2.5
                 Total assets...............
                                               1,170,500    1,168,100    741,600    460,900    326,800
                 Long-term debt.............
                                                 505,300      394,500    251,600    131,000     97,000
                 Stockholders' equity(1)....
                                                 443,900      590,000    329,900    225,000    167,700
                 Book value per share.......
                                                   $7.89       $10.61      $6.30      $4.62      $3.60
                                              ----------   ----------   --------   --------   --------
Financial        Income (loss) from
  Relationships    operations before income
                   taxes as a percent of
                   sales....................
                                                    (13%)         16%        15%        13%        11%
                 Return on net sales........
                                                    (13%)         12%        11%         9%         8%
                                              ----------   ----------   --------   --------   --------
Additional       Capital expenditures.......
  Data                                        $  187,500   $  272,000   $145,300   $ 71,700   $ 43,600

                 Research and development
                   expense..................
                                                  50,800       43,800     30,600     20,900     13,900
                 Number of employees........
                                                   7,600        8,100      7,300      4,600      3,300
                                              ----------
                                              ----------   ----------   --------   --------   --------
                                                           ----------   --------   --------   --------

- ---------------
(1) The Company did not have any preferred stock outstanding at the end of any of the years presented above.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     RESULTS OF OPERATIONS

     In 1993, the Company attained sales of $1.04 billion compared with sales of $1.20 billion in 1992 and sales of $844 million in 1991. Sales decreased by $160 million or 13% in 1993, and increased by $354 million or 42% in 1992 and by $329 million or 64% in 1991. In 1993, the Company reported a net loss of $139 million or $2.48 per share, compared with net income of $139 million or $2.32 per share in 1992 and net income of $91 million or $1.58 per share in 1991. Net income and net income per share decreased 200% and 207%, respectively, in 1993 compared to 1992 and increased 52% and 47%, respectively, in 1992 over the comparable 1991 period and increased 98% and 78%, respectively, in 1991 over the comparable 1990 period. The effects of foreign currency exchange rate changes on net income in 1993, 1992 and 1991 were immaterial.

     In the second half of 1993 the Company adopted restructuring plans designed to reduce its cost structure and improve its competitive position through property divestitures and consolidations and a reduction in its management, administrative and direct labor workforce. These plans were adopted when it became apparent that projected worldwide sales growth and the pace of reduction in trade barriers and other related considerations among European countries did not meet Company expectations. Increased price competition in the Company's domestic markets also prompted the Company to reduce its cost structure. At the end of the 1993 third quarter the Company announced a layoff of approximately 700 administrative staff, closure of its manufacturing plants for thirteen days in the fourth quarter of 1993 and effective January 1, 1994 the adoption of a four day work week for certain manufacturing employees. In the fourth quarter of 1993 the Company expanded its restructuring plan to include real estate divestitures and consolidations and employee voluntary (completed) and involuntary (in process) severance programs.

     During the third and fourth quarters of 1993 the Company recorded restructuring charges of $8.0 million and $129.6 million, respectively ($6 million or $.11 per share and $124 million or $2.20 per share net of taxes, respectively). These charges consist primarily of write downs of certain real estate to net realizable value ($79 million, of which $58 million relates to the Company's new European headquarters and office building in Elancourt, France), provisions for lease buyout expenses ($24 million), accruals for severance costs ($30 million) and write down of other assets ($5 million). The Company estimates that $56 million of the restructuring charges will result in cash outflows related to severance and accrued lease obligations, the majority of which will be funded through operating cash flows and existing credit facilities and will occur in 1994.

     Other cost savings measures adopted by the Company for 1994 include reducing the salaries of all corporate officers by 10% and the salary of the Chief Executive Officer by 20% and freezing the salaries of all other employees worldwide and requiring higher co-payments and deductibles in connection with the employee health benefits program. The Company estimates that the annual operating cost savings associated with the restructuring plans will approximate $110 million of which more than $80 million represents cash flow savings from reduced salaries expense and the remainder of which represents reduced rent and depreciation expense. Cost saving measures other than the aforementioned restructuring plans will result in annual operating cost savings of approximately $40 million. Cost savings associated with the restructuring plans started to be realized in the first quarter of 1994 (depreciation and rent expense are expected to be $2 million lower and salaries are expected to be reduced by an estimated $7 million in the 1994 first quarter as a result of the restructuring) with the major effect beginning in the second quarter of 1994. The Company will continue to evaluate opportunities for additional cost savings throughout 1994 including additional facility consolidations, asset sales and further headcount reductions.

     Sales in 1993 decreased compared to the prior year for the first time in the Company's history. The Company's principal competitor has made a major effort to gain market share through discount pricing, and a number of hospitals have asked their surgeons to evaluate competitors' products. Although surgeon support is strong for the Company's products sales revenues are lost during the time of the evaluation. Further, in order to "win" a number of these evaluations, the Company has been forced to lower its prices to be more competitive. Uncertainty over how the proposed United States government health care plan will affect the domestic hospital industry has also greatly contributed to the restrained growth in the Company's primary markets.

     The addition of "just-in-time" (JIT) distributors was undertaken to meet the inventory control requirements of over 1400 domestic hospitals. While working well to meet these needs, the switch to distributorship and the initial stocking of JIT distributors created a situation which permitted the hospitals to reduce their levels of inventory and to delay reorders. The reduction of JIT and hospital inventories to optimal levels has taken longer than initially anticipated by the Company, and this situation also contributed to the sales decrease in 1993 and it continues to impact the Company's 1994 sales.

     The Company's single-use products have been facing increasing competition from reusable products as a result of what the Company believes to be a misconception that reusable devices are more cost-effective than disposable devices. An independent study of U.S. hospitals commissioned by the Company has recently been completed and it concludes that minimally invasive disposable devices are a cost-effective alternative to reusable devices.

     The following table analyzes the change in sales in 1993, 1992 and 1991 compared with the prior years.

                                                                         1993     1992    1991
                                                                         -----    ----    ----
                                                                             (IN MILLIONS)
COMPOSITION OF SALES INCREASE (DECREASE):
Sales unit increases (decreases)......................................   $(114)   $307    $293
Net price changes.....................................................      (6)     37      41
Effects of changes in foreign currency exchange rates.................     (40)     10      (5)
                                                                         -----    ----    ----
  Sales increase (decrease)...........................................   $(160)   $354    $329
                                                                         -----    ----    ----
                                                                         -----    ----    ----

     Sales unit decreases and the effects of foreign currency exchange rate fluctuations accounted for 71% and 25%, respectively, of the total 1993 sales decrease compared with 1992. The net price change component of the 1993 sales decrease reflects the net effect of selling price discounts granted to hospitals and JIT distributors, partially offset by price list increases. Increased sales of the Company's minimally invasive surgery products was the primary factor in the strong sales gains in 1992 and 1991, when sales unit increases accounted for 87% and 89%, respectively, of the total sales increases.

     Cost of products sold increased primarily as a result of higher costs associated with the increase in productive capacity and the introduction of new products. Also contributing to the higher cost of products sold in 1993 compared to 1992 was a $28 million (82%) increase in inventory and fixed asset reserves resulting from the continued introduction of new products and the consequent obsolescence of production tooling and inventories. Cost of products sold expressed as a percentage of sales was 50% in 1993, 40% in 1992 and 41% in 1991. The increase in the cost of sales percentage in 1993 compared to 1992 and 1991 resulted from higher per unit indirect production costs due to lower production volumes and lower margins realized on sales through the JIT program. Cost of products sold is expected to be negatively affected by these factors in the first half of 1994. Gross margin from operations (sales less cost of products sold divided by sales) was 50%, 60% and 59% in 1993, 1992, and 1991, respectively. Changes in foreign currency exchange rates from those existing in 1992 had the effect of reducing cost of products sold by $18 million in 1993. The effects of foreign currency exchange rate changes on cost of products sold in 1992 and 1991 were immaterial.

     The Company's investment in research and development during the past three years (1993 -- $51 million; 1992 -- $44 million; 1991 -- $31 million) has yielded numerous product improvements as well as the development of numerous new products. The primary focus of the Company's research and development program has been directed at minimally invasive surgery products, and the Company presently plans to continue its investment in research and development at levels approximating 4% -- 5% of annual sales in the future.

     Selling, administrative and general expenses expressed as a percentage of sales was 43% in 1993, 39% in 1992, and 38% in 1991. The percentage increase in 1993 resulted primarily from higher depreciation and amortization charges related to the Company's facilities expansion. Expressed in total dollars, the reduction in these expenses in 1993 compared to 1992 reflects lower salespersons commission and related expenses which are influenced by sales. In 1992 and 1991 these expenses increased primarily as a result of the continued expansion of the Company's domestic and international sales organizations, growth in sales expenses relating to the Company's increased sales and an increase in expenses relating to training of surgeons in the use of the Company's products. Changes in foreign currency exchange rates from those existing in 1992 had the effect of reducing selling, administrative and general expenses by $21 million in 1993. The effects of foreign currency exchange rate changes on selling, administrative and general expenses in 1992 and 1991 were immaterial.

     The 1993 tax provision relates primarily to foreign taxes including taxes in Puerto Rico, and is a result of the Company incurring net operating losses in certain tax jurisdictions for which it is not able to recognize the corresponding tax benefits. The Company's effective income tax rates in 1992 and 1991 were 28% and 30%, respectively, reflecting the lower effective tax rates on a subsidiary's operations in Puerto Rico and the availability of a tax credit under Section 936 of the Internal Revenue Code.

     The Company was required to adopt Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes", (FAS 109) by January 1, 1993. The Omnibus Budget Reconciliation Act of 1993 (OBRA), which was signed into law in August 1993, and the adoption of FAS 109 did not have a material effect on the Company's consolidated financial statements. The OBRA is expected to increase the Company's effective income tax rate in the future, as the new tax act places a limitation on the amount of the Section 936 tax credit that can be claimed commencing in 1994.

     FINANCIAL CONDITION

     The Company's cash flows from operations, existing borrowing capacity and the equity financing discussed below are expected to be sufficient to meet its future operating cash requirements. The Company's revolving credit and term loan agreements with various banks (credit facility) and the long-term lease agreement for its North Haven, Connecticut facility include covenants which require the maintenance of certain specified levels of working capital, tangible net worth and a maximum ratio of total debt to total capital (leverage ratio). At December 31, 1993 the Company was in compliance with all the credit facility covenants, and the Company received waivers through March 31, 1994 for the lease agreement covenant defaults associated with the maintenance of minimum tangible net worth ($21 million deficiency) and a maximum leverage ratio of 60% (64.7%). During the period January 1 - February 15, 1994 the Company borrowed an additional $22 million from the banks, received the final $12 million under the captial lease financing for its new European headquarters and office building in Elancourt, France and as of March 28, 1994 it has $458 million outstanding under its bank agreements. Under the terms of the credit facility, outstanding revolving loans are convertible to term loans upon maturity (March 31, 1995) and repayable in ten equal quarterly principal payments commencing in July 1995. Assuming all such revolving loans are converted, the scheduled principal amounts of repayments of bank borrowings outstanding at December 31, 1993 which are included in long-term debt would be $87 million in 1995, $174 million in 1996 and $175 million in 1997. The additional $22 million borrowed in 1994 is scheduled to be repaid as follows: $4 million in 1995, $9 million in 1996 and $9 million in 1997.

     On March 28, 1994 the Company issued approximately $200 million of 9.76% Series A Convertible Preferred Stock (convertible into a maximum of approximately 8.9 million shares of the Company's Common Stock) in an exempt offering pursuant to Rule 144A under the Securities Act of 1933, as amended (see Note L of Notes to Consolidated Financial Statements) which brought the Company into compliance with all of its financial covenants. It is the Company's current intention to renegotiate the terms of its credit facility to extend the present maturities of its current bank financing arrangements and to use the proceeds from the sale of the Convertible Preferred Stock for general corporate purposes, to increase liquidity and ultimately to reduce indebtedness.

     The Company's building programs have been essentially completed, which will enable the Company to reduce its capital spending by more than 50% in 1994 compared to 1993 levels. Additions to property, plant, and equipment on the accrual method totaled $187 million ($216 million on a cash basis) in 1993, compared with $272 million in 1992, and $145 million in 1991, and consist of additions to machinery and equipment ($80 million), leasehold improvements ($29 million), molds and dies ($13 million) and land and buildings ($65 million). During 1993 the Company removed from its Balance Sheet property, plant, and equipment which was fully depreciated and out of service with a cost of $45 million.

     The increase in Other Current Assets ($33 million) and Income Taxes Payable ($24 million) is primarily attributable to the Company's restructuring program and the adoption of FAS 109 with effect from

January 1, 1993. The restructuring plans of the Company resulted in the reclassification of certain property, plant, and equipment and other assets to Other Current Assets in anticipation of their sale during 1994. The Company has included in Accrued Expenses the accrued costs of employee severance programs and noncancelable lease payments associated with facilities which will not be used in the near future ($56 million). The adoption of FAS 109 resulted in the recognition of certain deferred tax assets and liabilities not previously recognized. These tax assets and liabilities are included in Other Current Assets, Other Assets, Income Taxes Payable and Deferred Income Taxes. The decrease in sales was the primary factor in the decrease in Accounts Receivable ($86 million). The decrease in Accounts Receivable, the adoption of FAS 109 and the Company's restructuring program were the primary factors which contributed to the decrease in the current ratio at December 31, 1993 to 2.1 to 1 from 3.2 to 1 at December 31, 1992 and 1991.

     The Company routinely enters into foreign currency exchange contracts to reduce its exposure to foreign currency exchange rate changes on the results of operations of its foreign subsidiaries. As of December 31, 1993 the Company had approximately $22 million of such contracts outstanding that will mature at various dates through February 1994. Realized and unrealized foreign currency gains and losses are recognized when incurred. As a result of the Company's hedging program the changes in foreign currency exchange rates had an immaterial effect on its results of operations. The strengthening of the dollar relative to most foreign currencies caused the $21 million movement in the Company's Accumulated Translation Adjustments component of Stockholders' Equity at December 31, 1993 compared to the prior year end.

DIRECTORS

JOHN A. BOGARDUS, JR.                          ZANVYL KRIEGER
Retired Chairman of the Board                  Chairman Emeritus
and Chief Executive Officer                    United States Surgical Corporation
Alexander & Alexander Services Inc.            Counsel, Weinberg and Green
THOMAS R. BREMER                               Baltimore, MD
Senior Vice President                          BRUCE S. LUSTMAN*
and General Counsel                            Executive Vice President
United States Surgical Corporation             Chief Operating Officer
LEON C. HIRSCH                                 United States Surgical Corporation
Chairman, President and                        WILLIAM F. MAY
Chief Executive Officer                        Chairman of the Board and
United States Surgical Corporation             Chief Executive Officer
                                               Statue of Liberty-Ellis Island
TURI JOSEFSEN                                  Foundation, Inc. New York, NY
Executive Vice President
United States Surgical Corporation             MARIANNE SCIPIONE
President and Chief Executive Officer          Vice President,
Auto Suture Companies                          Corporation Communications
DOUGLAS L. KING President                      United States Surgical Corporation
Smyth, Sanford & Gerard Reinsurance            DOUGLAS T. TANSILL
Intermediaries, Inc.                           Managing Director
New York, NY                                   Kidder, Peabody & Co. Incorporated
                                               New York, NY

- ------------

*Mr. Lustman is retiring as a corporate officer effective March 31, 1994, but will remain a member of the board.

COMMITTEES

AUDIT COMMITTEE
William F. May Chairman
John A. Bogardus, Jr.
Douglas L.King
Douglas T. Tansill
EXECUTIVE COMMITTEE                            COMPENSATION/OPTION COMMITTEE
Leon C. Hirsch, Chairman                       Douglas L. King, Chairman
John A. Bogardus, Jr.                          John A. Bogardus, Jr.
Turi Josefsen                                  William F. May
Bruce S. Lustman
William F. May                                 TRANSACTION COMMITTEE
                                               Leon C. Hirsch, Chairman
NOMINATING COMMITTEE                           John A. Bogardus, Jr.
John A. Bogardus, Jr., Chairman                Thomas R. Bremer
Leon C. Hirsch                                 Douglas L. King
Douglas L. King
William F. May

OFFICERS

Leon C. Hirsch                                 Thomas D. Guy*
Chairman of the Board, President               Vice President
and Chief Executive Officer                    Charles E. Johnson
Turi Josefsen                                  Vice President and
Executive Vice President; and                  Vice President, Sales,
President and Chief Executive                  Auto Suture Company
Officer of Auto Suture Companies               Mark D. LoGuidice
Bruce S. Lustman*                              Vice President,
Executive Vice President and                   Marketing, Sutures
Chief Operating Officer                        Louis J. Mazzarese
Thomas R. Bremer                               Vice President, Quality
Senior Vice President and                      and Regulatory Affairs
General Counsel                                Bernard Murat
David T. Green*                                Group Vice President
Senior Vice President, Research                Pier Paolo Partiseti
Donald S. Kaplan                               Group Vice President
Senior Vice President, Technology              Louis G. Petti*
Robert A. Knarr                                Vice President, Management
Senior Vice President, Marketing               Information Systems
Howard M. Rosenkrantz                          Frederick Preiss*
Senior Vice President, Finance and             Vice President, Manufacturing
Chief Financial Officer                        Lynnea Prunkl*
Henry Bolanos*                                 Vice President, Human Resources
Vice President, Research                       Joseph C. Scherpf
Peter Burtscher                                Vice President and Controller
Group Vice President                           Marianne Scipione
Richard A. Douville                            Vice President,
Vice President and Treasurer                   Corporate Communications
Louis J. Gagliano*                             Wilson F. Smith, Jr.
Vice President, Internal Audit                 Group Vice President
Richard N. Granger                             Judith M. Stant
Vice President, Research                       Vice President and
and Development                                General Manager,
Roy D. Gravener*                               Auto Suture Company, Australia
Vice President,                                Pamela Komenda
Value Engineering                              Corporate Secretary

*Effective March 31, 1994, Mr. Lustman is retiring as Executive Vice President and Chief Operating Officer. He will remain a Director of the Company and there are no plans to replace him at present. Also, effective March 31, 1994, Messrs. Green, Bolanos, Gravener, Petti, Preiss, and Ms. Prunkl have elected to retire. Mr. Gagliano will retire effective April 30, 1994. Mr. Guy will become a Senior Vice President and will assume responsibility for manufacturing operations. Certain of these positions will be eliminated as part of the Company's workforce reduction and others may be assumed by employees who will not be named as executive officers. Mr. David Fisher, previously a Senior Vice President of the Company and who is serving as Special Counsel to the Board of Directors, is retiring from that position effective March 31, 1994 but will remain a consultant to the Company.

STOCKHOLDER INFORMATION

MARIANNE SCIPIONE, VICE PRESIDENT              EXCHANGE LISTINGS
CORPORATE COMMUNICATIONS                       Common Stock (Ticker Symbol: USS)
United States Surgical Corporation               New York Stock Exchange
150 Glover Avenue, Norwalk, CT 06856             Options
                                                 American Stock Exchange
Stockholders desiring general or financial
information or a copy of the Company's         TRANSFER AGENT AND REGISTRAR
Annual Report ot the Securities and Exchange   For information on dividends or certificates,
Commission on Form 10-K should contact Ms.     should contact First Chicago Trust Company of
  Scipione                                     New York
                                               P.O. Box 2500, Jersey City, NJ 07303-25
                                               (201) 324-0498

AUDITORS
Deloitte & Touche
New York, NY 10019

                      UNITED STATES SURGICAL CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF THE COMPANY FOR ANNUAL MEETING MAY 18, 1994

PROXY

The undersigned hereby constitutes and appoints John A. Bogardus Jr., Leon C. Hirsch and William F. May, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION to be held at the Equitable building, 787 Seventh Avenue, New York, N.Y. 10019, on Wednesday, May 18, 1994, at 3:00 P.M. (local time), and at any adjournments thereof, as directed on this card upon the matter set forth on the reverse side hereof, as described in the proxy statement, and in their discretion upon any other business which may properly come before said meeting. The undersigned hereby revokes all proxies heretofore given with respect to such meeting.

                Election of Directors - Nominees:

                John A. Bogardus, Jr., Thomas R. Bremer, Leon C. Hirsch, Turi Josefsen, Douglas L. King, Zanvyl Krieger,
                Bruce S. Lustman, William F. May, Marianne Scipione, Douglas T. Tansill.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). IF YOU DO NOT MARK ANY BOX THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF THE DIRECTORS' RECOMMENDATION. The named proxies cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE
                                                                   SIDE





[ X ] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL DIRECTORS.

                FOR        WITHHELD
Election of
Directors       [ ]           [ ]
(see reverse)

For, except vote withheld from the following nominee(s):


- --------------------------------------


                        NOTE: Please sign exactly as name appears hereon, Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.


                        --------------------------------------


                        --------------------------------------
                           SIGNATURE(S)            DATE